Exhibit 10.1
DATED 1 FEBRUARY 2009
UBC MEDIA GROUP PLC (1)
- and -
GLOBAL TRAFFIC NETWORK (UK) LIMITED (2)
- and-
GLOBAL TRAFFIC NETWORK, INC. (3)

SHARE PURCHASE AGREEMENT
relating to
The Unique Broadcasting Company Limited

FINERS STEPHENS INNOCENT LLP
179 Great Portland Street
London W1W 5LS
Tel: 020 7323 4000
DX: 42739 (Oxford Circus North)
Fax: 020 7580 7069
Ref: P325/550389.3
FSI-3484001-5
Date: 2 February 2009

TABLE OF CONTENTS

		Page

1	INTERPRETATION	1
2	CONDITIONS	8
3	SALE AND PURCHASE	8
4	CONSIDERATION	9
5	COMPLETION	13
6	WARRANTIES	15
7	LIMITATIONS ON CLAIMS	16
8	RECOVERY FROM THIRD PARTIES	19
9	CONDUCT OF THIRD PARTY CLAIMS	19
10	INDEMNITIES	21
11	INFORMATION TECHNOLOGY	22
12	RESTRICTIONS	23
13	CONFIDENTIALITY AND ANNOUNCEMENTS	24
14	FURTHER ASSURANCE	25
15	ASSIGNMENT	26
16	WHOLE AGREEMENT	26
17	VARIATION AND WAIVER	26
18	COSTS	26
19	NOTICES AND SERVICE OF PROCEEDINGS	27
20	INTEREST ON LATE PAYMENT	28
21	SEVERANCE	28
22	AGREEMENT SURVIVES COMPLETION	28
23	THIRD PARTY RIGHTS	28
24	SUCCESSORS	29
26	COUNTERPARTS	30
27	LANGUAGE	30
28	GOVERNING LAW AND JURISDICTION	30
SCHEDULE 1 — Particulars of the Company		31
SCHEDULE 2 — Conditions		32
SCHEDULE 3 — Completion		34
	Part 1 — Conduct between exchange and completion	34
	Part 2 — What the Seller shall deliver to the Buyer at Completion	37
SCHEDULE 4 — Warranties		40
	Part 1 — General warranties	40
	Part 2 — Tax Warranties	65

Page

SCHEDULE 5 — Commercial Agreements	74
SCHEDULE 6 — Intellectual Property Rights	75
Part 1 — Registered intellectual property rights
Part 2 — Material unregistered intellectual property rights
Part 3 — Intellectual property rights licensed from third parties
Part 4 — Intellectual property rights licensed to third parties
SCHEDULE 7 — Information Technology	76
Part 1 — Particulars of IT system
Part 2 — Particulars of IT contracts
SCHEDULE 8 — Particulars of Underlet Property	77
SCHEDULE 9 — Basis for preparation of the Completion Accounts	78
SCHEDULE 10 — The Retention	79

THIS AGREEMENT is dated 1 February 2009
PARTIES
(1)	UBC MEDIA GROUP PLC incorporated and registered in England and Wales with company number 3958483 whose registered office is at 50 Lisson Street, London, NW1 5DF (“Seller”).

(2)	GLOBAL TRAFFIC NETWORK (UK) LIMITED incorporated and registered in England and Wales (company no. 5867987) whose registered office is at 179 Great Portland Street, London, W1W 5LS (“Buyer”).

(3)	GLOBAL TRAFFIC NETWORK, INC. incorporated and registered in the state of Nevada in the United States of America whose principal executive offices are at 880 Third Ave, 6th Floor, New York, NY 10022, USA of which the Buyer is a wholly owned subsidiary (“Buyer’s Parent”).
BACKGROUND
(A)	The Company has an issued share capital of £67,090 divided into 67,090 ordinary shares of £1 each and such share capital is beneficially owned by and registered in the name of the Seller.

(B)	Further particulars of the Company at the date of this agreement are set out in Schedule 1.

(C)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
AGREED TERMS
1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

“54 Lisson Street Lease”	the lease of 54 Lisson Street, London dated 26 July 2006 made between the Landlord (1) and the Company (2)

“Accounts”	the audited financial statements of the Company as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes thereon and the auditors’ and directors’ reports (copies of which are attached to the Disclosure Letter)

“Accounts Date”	31 March 2008

“Auditors”	the auditors for the time being of the Company

“Bad Debts”	the aggregate of those debts owed to the Company that remain outstanding on the date on which the Completion Accounts are unconditionally agreed in accordance with clause 4.3

“Business”	the commercial division of the Seller encompassing the Network Drive, Entertainment News, Fresh 40 Chart Show and the provision of advertising airtime sales services and sponsorship and promotions services to the radio industry

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for the transaction of all normal banking business

“Buyer’s Accountants”	BDO Kendalls NSW

“Buyer’s Solicitors”	Finers Stephens Innocent LLP of 179 Great Portland Street, London W1W 5LS or their successors in practice or any other firm of solicitors appointed by the Buyer for the purposes of this agreement

“CAA 2001”	the Capital Allowances Act 2001

“Claim” and “Substantiated Claim”	have the meanings set out respectively in clause 7 (Limitations on Claims)

“Commercial Agreements”	those commercial agreements listed in Schedule 5

“Company”	The Unique Broadcasting Company Limited, a company incorporated and registered in England and Wales with company number 2229296 whose registered office is at 50 Lisson Street, London, NW1 5DF further details of which are set out in Part 1 of Schedule 1

“Companies Acts”	the Companies Act 1985, the Companies Act 1989 and/or the Companies Act 2006 to the extent the same are effective at law and applicable

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with this agreement

“Completion Accounts”	the balance sheet to be prepared in accordance with clause 4.3

“Completion Date”	has the meaning given in clause 5.2 (Completion)

“Conditions”	the conditions set out in Schedule 2 (Conditions)

“Connected”	in relation to a person, has the meaning contained in section 839 of the Taxes Act

“Consideration”	the Initial Consideration and the Earn Out Consideration

“Control”	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a “Change of Control” occurs if a person who Controls any body corporate ceases to do so or if another person acquires Control of it

“Debt Exchange Agreement”	the debt exchange agreement to be made prior to Completion between (1) the New Unique Broadcasting Company Limited, (2) the Seller and (3) the Company in respect of a debt of (approximately) £500,000

“Deposit”	£350,000 held in an escrow account jointly by the Buyer’s Solicitors and the Seller’s Solicitors

“Director”	each person who is a director of the Company, the names of whom are set out in Schedule 1

“Disclosed”	fairly disclosed (with sufficient detail to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter

“Disclosure Letter”	the letter from the Seller to the Buyer with the same date as this agreement that is described as the disclosure letter, including the bundle of documents attached to it (“Disclosure Bundle”)

“Doubtful Debts”	debts owed to the Company that have not been collected within the 60 day period commencing on the day after the last day of the relevant Earn Out Period

“Earn Out Consideration”	the additional cash consideration to be determined in accordance with clause 4.4

“Earn Out Revenue”	gross revenue of the Business less all agency commissions arising thereon and less Doubtful Debts

“Encumbrance”	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement

“Event”	has the meaning given in the Tax Deed

“FSMA”	the Financial Services and Markets Act 2000

“GM”	the general meeting of the shareholders of the Seller convened for 11.00 am on 23 February 2009

“Group”	in relation to a company (wherever incorporated) that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a Group is a member of the Group and unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time

“Hive Out Agreement”	the agreed form business and share transfer agreement between (1) the Company and (2) the New Unique Broadcasting Company Limited proposed to be entered into prior to GM

“Identified Station Contracts”	the Business’ agreements with GMG Radio Limited, Bauer Radio (or) EMAP Radio Limited, UTV Radio (GB) Limited, Global Radio Holdings Limited (or) GCAP Media Services Limited and Virgin Radio Limited for the receipt of advertising airtime sales services

“Initial Consideration”	£9,000,000 sterling

“Intellectual Property Rights”	has the meaning given in paragraph 20.1 of Part 1 of Schedule 4 (Warranties)

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“IT Services Agreement”	the agreed form transition IT services agreement between (1) The New Unique Broadcasting Company Limited, (2) the Seller and (3) the Company proposed to be entered into simultaneously with the Hive Out Agreement

“ITTOIA”	the Income Tax (Trading and Other Income) Act 2005

“Landlord”	Clearvalley Properties Limited or the owner from time to time of the immediate reversion to the Lease and the 54 Lisson Street Lease

“Lease”	has the meaning given in paragraph 24.1 of Part 1 of Schedule 4

“Letter of Intent”	the letter of intent entered into between the Seller and the Buyer’s Parent on 7 May 2008 (as amended on 30 June 2008, 11 July 2008, 14 July 2008, 26 September 2008) and 30 September 2008 setting out the key terms and conditions that form the basis of this Transaction

“Licence to Assign”	a licence to assign between the Landlord (1) the Company (2) The New Unique Broadcasting Company Limited (3) and the Seller (4) in the agreed form or in such other form as the Buyer and the Seller shall agree (each party acting reasonably) authorising the assignment of the Lease and the 54 Lisson Street Lease.

“Licence to Underlet”	a licence to underlet in the agreed form or in such other form as the Buyer or the Seller may agree (each party acting reasonably) made between the Landlord (1), The New Unique Broadcasting Company Limited (2) and the Company (3) authorising the grant of the Underlease

“Loan Waiver Agreement”	the loan waiver agreement to be entered into prior to Completion between (1) the Company and (2) the Seller in respect of an inter-company debt of (approximately) £8,000,000

“Management Accounts”	the unaudited balance sheet of the Business as at 31 December 2008 and the unaudited profit and loss account of the Business (including any notes thereon) for the period of eight months ended 31 December 2008 (a copy of such updated accounts is attached to the Disclosure Letter)

“News Business”	the business previously conducted by the commercial division of the Seller encompassing Sky News Radio and the related provision of advertising airtime sales services and sponsorship and promotions services to the radio industry

“Pension Scheme”	the Money Purchase Group Personal Pension Scheme with Standard Life

“Previously-owned Land and Buildings”	has the meaning given in paragraph 24.1 of Part 1 of Schedule 4 (Warranties)

“Property”	has the meaning given in paragraph 24.1 of Part 1 of Schedule 4 (Warranties)

“Recognised Investment Exchange”	has the meaning contained in section 285 of FSMA

“Regulations”	the Transfer of Undertaking (Protection of Employment) Regulations 1981 and 2006

“Retention”	the amount to be paid to the Retention Holders in accordance with clause 4.2

“Retention Agreement”	the agreement in the agreed form between the Seller, the Buyer and the Retention Holders relating to the Retention

“Retention Holders”	the Seller’s Solicitors and the Buyer’s Solicitors

“Sale Shares”	the 67,090 ordinary shares of £1 each in the Company, all of which have been issued and are fully paid

“Seller’s Accountants”	Deloitte LLP of Hill House, 1 Little New Street, London EC4A 3TR

“Seller’s Solicitors”	Wragge & Co LLP of 55 Colmore Row, Birmingham, B3 2AS or their successors in practice or any other firm of solicitors appointed by the Seller for the purposes of this agreement

“Taxation Authority”	HM Revenue and Customs and any other authority competent to impose any Taxation (whether within or without the United Kingdom)

“Taxes Act”	the Income and Corporation Taxes Act 1988

“Tax Deed”	the separate tax deed to be entered into on the date of this agreement between the Seller and the Buyer

“Tax Losses”	the trading losses of the Company available for carry forward pursuant to section 393 ICTA 1988

“Tax Opinion”	the professional opinion of the Seller’s tax adviser, Deloitte, as to the nature, level and availability of the Tax Losses (subject to assumptions about the Buyer’s future conduct of the business of the Company) after Completion, such opinion to be addressed to and reasonably acceptable to the Buyer

“Tax” or “Taxation”	has the meaning given in the Tax Deed

“Tax Warranties”	the Warranties in Part 2 of Schedule 4 (Warranties)

“Taxation Statute”	means any legislation relating to Taxation enacted in the United Kingdom by parliament whether by act of parliament or statutory instrument or tertiary legislation with binding force or any similar legislation of any other jurisdiction

“TCGA”	the Taxation of Chargeable Gains Act 1992

“TMA 1970”	the Taxes Management Act 1970

“Transaction”	the transaction contemplated by this agreement or any part of that transaction

“UK GAAP”	generally accepted accounting principles in accordance with legislation, standards, policies and practices effective or adopted in the United Kingdom from time to time

“Underlease”	the agreed form underlease of the Property between (1) The New Unique Broadcasting Company Limited and (2) the Company proposed to be entered into immediately prior to Completion

“VATA”	the Value Added Tax Act 1994

“Warranties”	the representations and warranties in Clause 6 (Warranties) and Schedule 4 (Warranties)

“Warranty Insurance”	the insurance policy to be taken out by the Buyer on the date of this agreement and with effect from Completion with AIG UK Limited, to cover claims under the Warranties and the Tax Deed

“Warranty Insurance Premium”	the £60,684 payable in respect of the Warranty Insurance for which the Seller is responsible for paying £58,509 (being the amount required to cover (i) any and all claims under the general Warranties in Part 1 of Schedule 4 up to £3,000,000 and (ii) for any and all claims under the Tax

Warranties or the Tax Deed up to £1,000,000) for a period of 12 months from the date of Completion and of which the Buyer is responsible for paying £2,175 (being the increase in the premium resulting from the Buyer’s decision to extend the cover for an additional 12 months beyond the initial 12 month period of cover)

“Working Capital”	all debtors less all creditors of the Company as at the Completion Date as set out in the Completion Accounts once the same have been finally agreed or determined in accordance with clause 4.3. For the avoidance of doubt, tax assets are not considered debtors for the purposes of such calculation.
1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	Any reference to a “person” includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it, provided that nothing in this sub-clause shall operate to increase the liability of a party after the date of this agreement.

1.7	“Writing” or “written” includes faxes but not e-mail.

1.8	Documents “in agreed form” are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	A reference in this agreement to “other documents referred to in this agreement” or similar expression is a reference to all documents referred to herein as being in agreed form.

1.10	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.11	References to “subsidiary” or “subsidiaries” in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company, and unless the context otherwise requires the application of the definition of subsidiary to any company at any time will apply to the company as it is at that time.

1.12	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

1.13	Obligations and liabilities assumed by more than one person are assumed jointly and severally unless otherwise specified.

2.	CONDITIONS

2.1.1	Completion of this agreement is subject to the Conditions being satisfied on or before the Completion Date or waived.

2.1.2	If any of the Conditions are not satisfied or waived by the date and time referred to in Clause 2.1.1 and 2.3 as the case may be, this agreement shall cease to have effect immediately after that date and time except for:

2.1.3	the provisions set out in clause 2.2; and

2.1.4	any rights or liabilities that have accrued under this agreement.

2.2	The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions:

2.2.1	clause 1 (Interpretation);

2.2.2	clause 2.1.2 and clause 2.2 (Conditions);

2.2.3	clause 13 (Confidentiality and announcements);

2.2.4	clause 16 (Whole agreement);

2.2.5	clause 17 (Variation and waiver);

2.2.6	clause 18 (Costs);

2.2.7	clause 19 (Notice);

2.2.8	clause 26 (Language); and

2.2.9	clause 25 (Governing law and jurisdiction).

2.3	The Seller and the Buyer shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Conditions are satisfied as soon as practicable and in any event no later than:

2.3.1	6.00 pm (GMT) on the Completion Date; or

2.3.2	such later time and date as may be agreed in writing by the Seller and the Buyer.

2.4	The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including, but not limited to, the provision by all parties of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.5	The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Conditions by written notice to the Seller.

3.	SALE AND PURCHASE

3.1	On the terms of this agreement and subject to the Conditions, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.
3.2	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all such Sale Shares is completed simultaneously, but completion of the purchase of some of the Sale Shares will not affect the rights of the Buyer with respect to the others.

3.3	The Seller hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares under the existing articles of association of the Company or otherwise.

4.	CONSIDERATION

4.1	Subject to the Retention provided for in Clause 4.2 the Initial Consideration shall be satisfied by payment in cash at Completion in accordance with clauses 5.5.1 and 5.6.

4.2	Out of the Initial Consideration an amount of £75,000 shall be retained by the Retention Holders in the joint account holding the Deposit (to be paid, dealt with and applied in accordance with the provisions set out in Schedule 10) and the Seller and the Buyer shall on the date of this Agreement enter into the Retention Agreement with the Retention Holders.

4.3

4.3.1	The Seller shall, as soon as is reasonably practicable and in any event within 45 days of Completion, prepare a draft balance sheet as at the close of business on the Completion Date in accordance with the principles set out in Schedule 9 and shall within that time procure the delivery to the Buyer of a copy thereof.

4.3.2	The Buyer shall have 90 days (“Review Period”) from receipt of the draft Completion Accounts by the Buyer to notify the Seller of any disagreement (setting out in detail the areas of, and reasons for, disagreement) relating to the Completion Accounts (“Notice of Disagreement”). If no Notice of Disagreement is received within the Review Period then the draft Completion Accounts shall become the Completion Accounts and deemed agreed for the purpose of this Agreement. During the Review Period the Buyer and its agents shall be afforded all reasonable access on reasonable notice during normal working hours to the books and records and to all working papers of the Company to enable the Buyer to carry out their review, with the right to take copies thereof (at the Seller’s expense) and to take extracts therefrom. If no Notice of Disagreement is received by the Seller during the Review Period the Completion Accounts shall be deemed to be agreed.

4.3.3	If, within the Review Period, the Buyer serves Notice of Disagreement, the Seller and the Buyer shall have 10 Business Days from receipt of the Notice of Disagreement by the Seller to resolve such disagreement.

4.3.4	If the Seller and the Buyer are unable to reach agreement within 10 Business Days of the Notice of Disagreement then either party shall be entitled to require that the dispute (“Dispute”) concerning the Completion Accounts be referred for final decision to an independent chartered accountant (“Independent Accountant”) agreed upon between the Seller and the Buyer or, failing agreement within 5 Business Days of the expiry of the said period of 10 Business Days, nominated for this purpose on the application of any party by the President for the time being of The Institute of Chartered Accountants in England and Wales.

4.3.5	The Seller and the Buyer shall provide the Independent Accountant with such access to the books and records of the Company as the Independent Accountant may reasonably request. The Seller and the Buyer shall each be entitled to make representations to the Independent Accountant concerning the Dispute.

4.3.6	The Independent Accountant shall be instructed to decide the Dispute within 20 Business Days of it being referred to him and in deciding the Dispute shall be deemed to act as an expert and not as an arbitrator. The provisions of the Arbitration Act 1996 shall not apply. The decision of the Independent Accountant, shall, in the absence of manifest error, be final and binding on the parties.

4.3.7	The costs of the Independent Accountant shall be payable as he shall direct or, in the absence of direction, equally by the Buyer and the Seller.

4.3.8	Subject to clause 4.3.10, if the aggregate of the Working Capital less any Bad Debts (the “Working Capital Adjustment”) is less than £40,000 (such deficit being termed the “Deficit”) the Initial Consideration stated in clause 4.1 shall be reduced by an amount equal to the Deficit and the Buyer shall be entitled to be paid the amount of the Deficit out of the Retention Account together with any interest accrued on such amount from the date of Completion until the date of payment. To the extent that the Deficit is more than £75,000, the Seller shall pay the amount by which the Deficit exceeds £75,000 in cash to the Buyer without delay. To the extent that the Working Capital Adjustment is in credit (i.e. more than £40,000) the Buyer shall pay the amount of such credit in cash to the Seller without delay.

4.3.9	Any payment to be made pursuant to sub-clause 4.3.8 shall be made within 10 Business Days of the Working Capital being agreed by the Seller and the Buyer or determined by the Independent Accountant pursuant to this sub-clause 4.3 by an electronic transfer to either (i) the client account of the Buyer’s Solicitors with the Royal Bank of Scotland plc of London Belgravia Branch, 24 Grosvenor Place, London SW1X 7HP, Sort Code: 16-00-16 and Account Number 10010004 or (ii) the client account of the Seller’s Solicitors with the Lloyds TSB plc of 125 Colmore Row, Birmingham, B3 3AD, Sort Code: 30-00-03 and Account Number 0660947 as may apply and the Buyer’s Solicitors and Seller’s Solicitor respectively are hereby authorised to receive the same and whose receipt shall be an absolute discharge of the obligation to make such payment.

4.3.10	Any amount payable by the Seller pursuant to clause 4.3.8 shall be satisfied first to the extent that the amount of the Retention is sufficient by payment out of the Retention in accordance with Schedule 10.

4.4	Subject to clause 4.5, the Buyer shall pay to the Seller the Earn Out Consideration based on the Earn Out Revenue delivered by the Business during the applicable 12 month period (each an “Earn Out Period”) which shall be calculated as follows:

4.4.1	in respect of the 12 month Earn Out Period commencing on 1 January 2009, as follows:

Earn Out Revenue delivered	Amount of Earn Out Consideration
less than £11,000,000	£0
£11,000,000 - £11,999,999.99	£1,000,000
£12,000,000 - £12,399,999.99	£2,000,000
£12,400,000 - £12,599,999.99	£2,500,000
£12,600,000 - £12,799,999.99	£3,000,000
£12,800,000 - £13,199,999.99	£4,000,000
£13,200,000 - £13,399,999.99	£4,500,000
£13,400,000 - £13,599,999.99	£5,000,000
£13,600,000 or greater	£5,500,000
4.4.2	in respect of the 12 month Earn Out Period commencing on 1 January 2010, 50% of any Earn Out Revenue exceeding £12,000,000 delivered by the Business during that period; and

4.4.3	in respect of the 12 month Earn Out Period commencing on 1 January 2011, 50% of any Earn Out Revenue exceeding £12,500,000 delivered by the Business during that period.

4.4.4	The Buyer shall provide the Seller with a statement of the relevant Earn Out Revenue calculations (the “Statement”) within 75 days of the end of the relevant Earn Out Period.

4.4.5	Within 90 days (such period commencing on the day after the last day of the relevant Earn Out Period), the parties shall use their reasonable endeavours to agree upon the amount of the relevant Earn Out Revenue and the consequent Earn Out Consideration.

4.4.6	In the absence of an agreement under 4.4.5 the parties shall use their reasonable endeavours to procure that such amounts shall be determined by an independent accountant jointly appointed by the parties (or, in the case that the parties cannot agree upon such appointment, by the President for the time being of the Institute of Chartered Accountants of England and Wales).

4.4.7	The Buyer shall pay the relevant Earn Out Consideration, if any, by way of a telegraphic transfer of immediately available funds or as otherwise agreed upon among the parties, promptly following agreement upon or determination of the amount of the Earn Out Consideration as contemplated by clauses 4.4.5 and 4.4.6, as applicable, and in any event within 5 Business Days of such agreement or determination.

4.4.8	The Buyer shall provide the Seller with details of any Doubtful Debts which have been settled within the 120 day period (such period commencing on the day after the expiration of the relevant Earn Out Period), such information being provided within 15 Business Days of the end of the 120 day period. The calculation of the

Earn Out Consideration shall be adjusted accordingly (with the amount of any settled Doubtful Debts added to the amount of the Earn Out Revenue) and, to the extent that the adjustment results in an increased amount of Earn Out Consideration then the Buyer shall pay to the Seller the amount of such increase. Any such payment will be made by way of a telegraphic transfer of immediately available funds or as otherwise agreed upon by the parties, within 5 Business Days following Buyer’s provision of adjusted amount of the Earn Out Consideration.
4.5	Subject to clause 4.6, if, prior to the Buyer being required to pay any Earn Out Consideration or any other sum due under this agreement (including any Bad Debts received by the Buyer under clause 4.9), the Buyer gives to the Seller notice of a claim (not being a Claim) the Buyer shall be entitled to retain such amount as reflects the amount of the claim, pending settlement of the claim. Following settlement of any such claim, if the amount retained pursuant to this clause 4.5 exceeds the amount of the settlement, the excess together with the interest accrued thereon in respect of the period from the date on which the payment should have been made pursuant to the date of payment shall be payable to the Seller in cash within 5 Business Days of such settlement.

4.6	If, following receipt of a notice given under 4.5, the Seller requests in writing that the Buyer instruct Queen’s Counsel (without delay and in accordance with 4.12) to provide an opinion on the merit of such claim, the Buyer shall only be entitled to retain any Earn Out Consideration under clause 4.5 if such opinion confirms that the claim has merit based on the facts and circumstances presented in the instructions to Queen’s Counsel.

4.7	The Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer:

4.7.1	in accordance with clause 4.3.8; or

4.7.2	for a breach of any Warranty; or

4.7.3	under clause 10 (Indemnities); or

4.7.4	under the Tax Deed.

4.8	From the date of Completion until the date on which the Completion Accounts are agreed in accordance with clause 4.3, the parties agree to co-operate by using reasonable commercial endeavours to collect and account for all debtors of the Company in the Completion Accounts PROVIDED that any actions against third parties shall not be detrimental to the value or reputation of the Business and the Seller agrees to indemnify the Buyer accordingly.

4.9	The parties agree that all debtor receipts shall first be applied to settle the account (or part thereof) of the oldest invoice of that debtor UNLESS that debtor states otherwise in writing.

4.10	From the date on which the Completion Accounts are agreed or determined in accordance with clause 4.3, the Bad Debts shall be assigned to the Seller by the Company (the Buyer procuring that the Company shall do this) and the Seller shall, at its own cost and effort, be entitled to collect and receive the Bad Debts PROVIDED that any such actions against third parties shall not be materially detrimental to the value or reputation of the Business and the Seller agrees to indemnify the Buyer accordingly. In the event that the Buyer receives any Bad Debts after the date on which the Completion Accounts are agreed or determined it shall transmit such sums to the Seller within 10 Business Days of receipt of such amount in cleared funds.

4.11	A claim shall be regarded as settled for the purpose of clause 4.5 if either:

4.11.1	the Seller and the Buyer (or their respective solicitors) so agree; or

4.11.2	a court has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or a the parties are debarred, whether by passage of time or otherwise, from exercising any right of appeal.

4.12	For the purpose of clause 4.6, the Buyer shall have the sole right, but after reasonable consultation with the Seller, to select the Queen’s Counsel to be instructed. A copy of such instruction shall be provided to the Seller.

4.13	The interest rate payable under clause 4.5 only shall be 2% per annum above base lending rate for the time being of Barclays Bank plc. Interest shall accrue on a daily basis and be compounded quarterly.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date at:

5.1.1	the offices of the Buyer’s Solicitors; or

5.1.2	any other place or time as agreed in writing by the Seller and the Buyer.

5.2	“Completion Date” means:

5.2.1	2 March 2009, in which case the effective date of Completion is deemed to be 00.01 on 1 March 2009 and for the purposes of this agreement the parties agree that this shall be the time and date of Completion; or

5.2.2	or such later date as may be agreed in writing by the Seller and the Buyer; or

5.2.3	if Completion is deferred in accordance with clause 5.9, means the date to which it is deferred.

5.3	The Seller undertakes to the Buyer that the Business shall be conducted in the manner provided in Part 1 of Schedule 3 (Completion) from the date of this agreement until Completion and undertakes to the Buyer in the terms of that Schedule.

5.4	At Completion the Seller shall:

5.4.1	deliver or cause to be delivered the documents and evidence set out in Part 2 of Schedule 3;

5.4.2	procure that a board meeting of the Company is held at which the business specified in Part 3 of Schedule 3 is carried out;

5.4.3	deliver any other documents referred to in this agreement as being required to be delivered by the Seller as detailed in Part 2 of Schedule 3; and

5.4.4	enter into the Retention Agreement.

5.5	Subject to the Seller satisfying all of the Conditions and its obligations under clause 5.4, at Completion the Buyer shall:

5.5.1	pay the Initial Consideration (less the Deposit, any interest accrued thereon and the Seller’s portion of the Warranty Insurance Premium) by an electronic transfer to the client account of the Seller’s Solicitors with Lloyds TSB Bank plc of 125 Colmore Row, Birmingham B3 3AD, Sort Code: 30-00-03 and Account Number 0660947 (who are irrevocably authorised to receive the same) and payment in accordance with this clause and clause 5.5.2 shall constitute a valid discharge of the Buyer’s obligations under clause 4.1;

5.5.2	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it; and

5.5.3	enter into the Retention Agreement.

5.6	At Completion the Buyer and the Seller shall instruct their respective solicitors to authorise the payment of the Deposit together with any accrued interest thereon but less the Retention by an electronic transfer to the same account as detailed at clause 5.5.1.

5.7	The Seller confirms that the Seller’s Solicitors may receive and give a good receipt for the Consideration and all documents to be delivered to them at Completion, as agent for the Seller and the Buyer shall not be concerned with the basis upon which the Consideration and such documents are distributed by the Seller’s Solicitors.

5.8	The Seller agrees to indemnify the Buyer (for itself and as trustee for the Company) against all claims which may be made against the Buyer or the Company arising out of the resignation from office by any person whose resignation the Seller is obliged to procure in order to comply with Part 2 of Schedule 3.

5.9	If the Seller does not comply with clause 5.4 or, in the event that the Seller has complied with clause 5.4, the Buyer does not comply with clause 5.5 in any material respect, the party not in default may, without prejudice to any other rights it has:

5.9.1	proceed to Completion insofar as it in its discretion considers practicable having regard to the default which has occurred and defer in part Completion in accordance with sub-clause 5.9.2; or

5.9.2	defer Completion with respect to all of the Sale Shares to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

5.9.3	rescind this agreement.

5.10	The relevant party may defer Completion under clause 5.9 only once, but otherwise clause 5 applies to a Completion deferred under that clause as it applies to a Completion that has not been deferred.

5.11	As soon as possible after Completion the Seller shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Business in its possession and not required to be delivered at Completion and which are not kept at the Property.

5.12	The Seller undertakes to the Buyer that within 60 days of Completion the Seller shall deliver to the Buyer, at the joint cost of the Seller and the Buyer, audited and unaudited financial statements for the Company and, to the extent not comprised in the Company, for the Business, in the form and for the period as determined by the rules and regulations of the United States Securities and Exchange Commission and the listing requirements of the Nasdaq Stock Market, LLC.

5.13	The Seller shall within 10 days of Completion deliver to the Landlord a Notice of Assignment and a Notice of Underletting in accordance with the Lease along with certified copies of the instruments effecting such assignment and underletting and any registration fee that is payable.

6.	WARRANTIES

6.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2	The Seller warrants to the Buyer that each Warranty is true and not misleading on the date of this agreement except as Disclosed.

6.3	The Warranties are deemed to be repeated on each day up to and including the Completion Date and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to each such day. However, in the event that before or at Completion it becomes apparent that a Warranty has been breached then the only recourse the Buyer shall have shall be under clauses 6.6 and 10.1.7.

6.4	The Seller shall use all reasonable endeavours to ensure that the Company does not do or omit to do anything which would, at any time before or at Completion, be inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.

6.5	If at any time before or at Completion the Seller becomes aware that a Warranty has been breached, is untrue or is misleading, or have a reasonable expectation that any of those things might occur, it shall without delay:

6.5.1	notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

6.5.2	if requested by the Buyer, use all reasonable endeavours to prevent or remedy the notified occurrence.

6.6	If at any time before or at Completion the Buyer becomes aware that:

6.6.1	a Warranty has been breached; or

6.6.2	an existing disclosure has subsequently become untrue; or

6.6.3	the Seller has breached any other term of this agreement (and the Seller acknowledges that it is obliged to inform the Buyer of all and any such breaches that it is aware of prior to Completion), that in any such case is material to the sale of the Sale Shares, the Buyer may (without prejudice to any other rights it may have in relation to the breach):

6.6.4	rescind this agreement by notice to the Seller (and in which such instance the Deposit together with all accrued interest thereon will be returned to the Buyer without delay); or

6.6.5	proceed to Completion, and for the purposes of this clause 6.6 “material” shall be interpreted as meaning, likely in the reasonable estimation of the Buyer to result in a prospective loss to the Buyer or the Business exceeding £30,000 during the period of 12 months following that breach in the reasonable estimation of the Buyer. For the avoidance of doubt, the Buyer’s only remedies for a “material breach” shall be, as set out in sub clauses 6.6.4 and 6.6.5. The Buyer’s sole remedy for a non-“material” breach is that described in clause 10.1.7.

6.7	Warranties qualified by the expression “so far as the Seller is aware” (or any similar expression) are deemed it has given to the best of the knowledge, information and belief of the Seller after it has made all reasonable and careful enquiries of Simon Cole, Simon Howell, Gavin Rigby, John Quinn, John Falcon, Denise Perry, Clare Styles and Constandia Kallis and the Seller’s Accountants.

6.8	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.9	With the exception of the matters Disclosed in the case only of a Claim, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim, a claim under the Tax Deed or a claim under clause 10 (Indemnities) or reduce any amount recoverable thereunder.

6.10	The Seller agrees that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company (“Officers”) to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyer and to the Company and each Officer that it waives any and all claims which they might otherwise have against any of them in respect of such claims.

7.	LIMITATIONS ON CLAIMS

7.1	The definitions and rules of interpretation in this clause apply in this agreement.

“Claim”: a claim for breach of any of the Warranties.

“Substantiated Claim”: a Claim or a claim under the Tax Deed in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is “connected” with another Claim or Substantiated Claim if it arises out of the occurrence of the same event or relates to the same subject matter.

7.2	This clause limits the liability of the Seller in relation to certain Claims (other than for a claim made under Warranty number 2 in Part 1 of Schedule 4 relating to title to the Sale Shares which such claim shall not exceed the Consideration) and, where so specified, claims under the Tax Deed.

7.3	The liability of the Seller for all Claims under Warranty numbers 19.5 to 19.7 in Part 1 of Schedule 4 shall not exceed the aggregate amount of £3,000,000.

7.4	Subject to clauses 7.3 and 7.5, all Claims (other than for a claim made under Warranty number 2 in Part 1 of Schedule 4 relating to title to the Sale Shares) and all claims under the Tax Deed shall be solely satisfied against the Warranty Insurance and the Seller shall have no liability in respect of such claims.

7.5	Subject to clause 7.3, the Seller shall be liable for all Substantiated Claims up to £100,000 (being the amount of the excess under the Warranty Insurance).

7.6	Subject to clause 7.3, the Seller shall not be liable for a Substantiated Claim unless the amount of all Substantiated Claims when taken together, exceeds £30,000, in which case the whole amount (and not just the amount by which the limit in this clause 7.6 is exceeded) is, subject to the remainder of this clause 7, recoverable by the Buyer.

7.7	The Seller is not liable for a Claim to the extent that the Claim:

7.7.1	relates to matters Disclosed;

7.7.2	relates to any matter specifically and fully provided for or reserved against in the Accounts;

7.7.3	relates to a matter specifically disclosed in this Agreement or done in the execution and performance of this agreement or solely by reason or in consequence of the execution of this agreement PROVIDED that the Seller has fairly disclosed to the Buyer such disclosure, act or consequence of which it is aware;

7.7.4	would not have arisen or occurred but for an act, omission or transaction of any of the directors, employees or agents of the Seller or the Company before Completion with the specific written approval of the Buyer;

7.7.5	would not have arisen or occurred but for a written request, act, omission or transaction of the Buyer or any of its directors, employees or agents acting in accordance with this agreement; or

7.7.6	pursuant to a legally binding commitment of the Company created before Completion which has been fairly disclosed to the Buyer before Completion;

7.7.7	results from or is incurred by a change after Completion in the accounting policies or practices of the Buyer or the Company;

7.7.8	arises from or is increased as a result of or is otherwise attributable to:
7.7.8.1	any change in or introduction of new law; or

7.7.8.2	any change in rates of Tax; or

7.7.8.3	any change or withdrawal by any authority of any published administrative practice;

in each case taking effect after Completion unless announced prior to Completion;

7.7.9	is recoverable under a policy of insurance or otherwise at no cost to the Buyer or the Company;

7.7.10	is in respect of a sum which would have been recoverable under such a policy by the Buyer or the Company but for any change made after Completion in the terms of such insurance;

7.7.11	is contingent only unless and until that contingent liability becomes an actual loss and is due and payable.

7.8	The Seller is not liable for a Claim or a claim under the Tax Deed unless the Buyer has given the Seller notice in writing of the Claim or the claim under the Tax Deed, summarising the nature of the Claim or claim under the Tax Deed as far as it is known to the Buyer and the amount claimed:

7.8.1	in the case of a claim made under the Tax Warranties or the Tax Deed, within the period of seven years beginning with the Completion Date;

7.8.2	in the case of a claim made under the Warranties relating to title of the Sale Shares (Warranty number 2.1 to 2.5 in Part 1 of Schedule 4), indefinitely; and

7.8.3	in any other case, within the period beginning with the Completion Date and ending 18 months thereafter.

7.9	Nothing in this clause 7 applies to a Claim or a claim under the Tax Deed that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller.

7.10	The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or the Tax Deed up to seven years after the Completion Date.

7.11	If the Seller shall have made any payment in respect of a Claim and the Buyer shall receive a monetary benefit or refund which the Seller can demonstrate was not taken into account in computing the liability of the Seller in respect of that Claim and would have reduced that liability had it been taken into account, then unless payment of that benefit or refund has already been made by the Buyer to the Seller, the Buyer shall forthwith repay to the Seller a sum corresponding to that benefit or refund as the case may be.

7.12	The Seller shall not be liable more than once in respect of any loss, damage or liability, whether by reason of both a Claim being made under both this agreement and the Tax Deed or otherwise, so that any amount paid under the Warranties shall reduce the amount otherwise payable under the Tax Deed in respect of the same matter by that amount and vice versa.

7.13	Except as otherwise provided for in this agreement, a breach by the Seller of any of the terms of this agreement (including the Warranties but excluding warranty number 2.1 to 2.5 in Part 1 of Schedule 4) shall give rise only to an action by the Buyer for damages and shall not entitle the Buyer to rescind or repudiate this agreement.

7.14	The Buyer acknowledges that it has not entered into this agreement in reliance on any warranties, representations, covenants, undertakings or indemnities except those contained in this agreement. Without prejudice to that acknowledgement, the Buyer irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this agreement for any misrepresentation not contained in this agreement (or the documents and agreements contemplated herein) or for breach of any warranty not contained in this agreement (or the documents and agreements contemplated herein) unless that misrepresentation or warranty was made or given fraudulently. Accordingly no Claim may be made by the Buyer against the Seller and the Seller shall have no liability to the Buyer under this agreement (including the Warranties) (or the documents and agreements contemplated herein) or otherwise in respect of any supposed warranty, representation, indemnity, covenant or undertaking or otherwise arising out of or in connection with the sale of the Sale Shares unless expressly contained in this agreement.
7.15	Where the matter or default giving rise to a breach of any Warranty is capable of remedy, the breach shall not entitle the Buyer to damages or other compensation if, following written notice of the breach having been given to the Seller in accordance with clause 7.8, the matter or default is remedied to the reasonable satisfaction of the Buyer and without cost to the Buyer or the Company within 30 days after the date on which that notice is served.

8.	RECOVERY FROM THIRD PARTIES

8.1	Where the Buyer or the Company or any of its Subsidiaries is at any time entitled to recover from some other person (not being the Buyer or any member of the Buyer’s Group or the Company’s Group) (“Third Party”) any sum in respect of any matter giving rise to a Claim, the Buyer shall take all steps reasonably necessary to enforce such recovery before making a Claim.

8.2	If the Buyer recovers any amount from a Third Party, the amount of the Claim shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred and not recovered by the Buyer in recovering that sum from such Third Party) or be extinguished if the amount recovered exceeds the amount of the Claim.

8.3	If the Seller at any time pays to the Buyer an amount pursuant to a Claim and the Buyer subsequently becomes entitled to recover from a Third Party any sum in respect of the matter giving rise to such Claim, the Buyer shall take all commercially reasonable steps to enforce such recovery, and shall repay to the Seller as soon as practicable so much of the amount paid to the Buyer as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such Third Party).

8.4	If any amount is repaid to the Seller by the Buyer in accordance with clause 8.3, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Buyer.

9.	CONDUCT OF THIRD PARTY CLAIMS

9.1	The following provisions of this clause 9 shall:

9.1.1	not apply to any claims under the Tax Deed; and

9.1.2	only apply (with the exception of clause 9.2 which shall apply) to the extent that such third party claim, when taken in aggregate with all other Claims, does not exceed (at any time) the excess under the Warranty Insurance specified in clause 7.5 herein.

9.2	The Buyer shall inform, or shall procure that the Company shall inform, the Seller in writing of any claim by any third party (“Third Party Claim”) which comes to the notice of the Buyer or any other member of the Buyer’s Group whereby it appears that the Seller is likely to become liable under any Claim within 14 days from the day on which such Third Party Claim comes to the notice of the Buyer or other member of the Buyer’s Group PROVIDED that failure to so inform the Seller shall not relieve any indemnification obligation of the Seller except to the extent that the Seller has actually been prejudiced by such failure.
9.3	Subject to clause 9.6 and the Buyer being indemnified and secured to its satisfaction in accordance with clause 9.5 and provided that the Seller has accepted in writing its obligation to pay the Buyer any liability which may be suffered by the Buyer (or any member of the Buyer’s Group) in relation to any Third Party Claim:

9.3.1	the Buyer shall, and shall procure that the Company and any of its Subsidiaries shall, take such action and give such information and assistance as the Seller may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation; and

9.3.2	on the written request of the Seller, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (“Proceedings”) shall be delegated to the Seller. For this purpose, the Buyer shall give or procure to be given to the Seller all such assistance as the Seller may reasonably require and shall appoint such solicitors and other professional advisers as the Seller may nominate to act on behalf of the Buyer or the Company in accordance with the Seller’s instructions.

9.4	Where Proceedings are delegated to the Seller in accordance with clause 9.3.2:

9.4.1	the Seller shall keep the Buyer fully and promptly informed of the Proceedings, shall consult the Buyer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Buyer in relation to such Proceedings; and

9.4.2	the Seller shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed and provided always that, in the event of the Buyer refusing approval of such settlement or compromise, the Seller shall have no liability in respect of any Claim or Indemnity Claim arising therefrom in excess of the figure at which it could have settled or compromised the relevant Third Party Claim. The Buyer shall be liable for any costs incurred since the proposed date of settlement or compromise.

9.5	Where the Seller takes over the conduct of any Proceedings pursuant to the provisions of clause 9.3.2, the Seller shall indemnify and secure the Buyer to its reasonable satisfaction in respect of all costs, charges and expenses incurred by the Buyer as a consequence of any actions taken at the request of the Seller pursuant to clause 9.3.2.

9.6	If the Buyer (or relevant member of the Buyer’s Group) can show to the reasonable satisfaction of the Seller that the merits and quantum of the Third Party Claim are such that it would be unreasonable for such action to be taken given the likely detrimental effect to its (or the Buyer’s Group) reputation or goodwill or significantly increase its potential liability in relation to such Third Party Claim, the suggested action shall not be required to be taken in relation to such Third Party Claim.

10.	INDEMNITIES

10.1	The Seller undertakes to indemnify, and to keep indemnified, the Buyer and the Company against all losses or liabilities (including, without limitation, any direct or indirect consequential losses, loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs but excluding any Tax liabilities) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following matters:

10.1.1	the Seller’s valid and effective disposal of all subsidiaries of the Company including, but not limited to, those subsidiaries listed in the latest annual accounts of the company dated 31 March 2007 and the joint venture company Oneword Radio Limited;

10.1.2	the Seller’s valid and effective disposal from the Company of all assets and contracts that do not relate to, nor are required for the continued operation of, the Business as part of the sale of the Company;

10.1.3	the Seller’s valid and effective disposal from the Company of all liabilities that do not relate to the Business as part of the sale of the Company;

10.1.4	the Seller’s valid and effective transfer to the Company of its all of the assets comprising the Business including, but not limited to, all of its rights under the Commercial Agreements;

10.1.5	the loss of, or any amendment whatsoever to, any of the Commercial Agreements during the period commencing on the date hereof until the time of Completion;

10.1.6	from the transfer of employees under the Regulations or by contract into the employment of the Company or out of the employment of the Company prior to Completion and in respect of any claim by any person that as a result of any transfer under the Regulations such person is entitled to be an employee of the Company but has not been disclosed as an employee pursuant to this Agreement;

10.1.7	if between the signing of this Agreement and Completion an event, fact or circumstance occurs which constitutes a breach of Warranty then the Seller shall indemnify the Buyer in respect of and for the value of such breach up to a maximum of £30,000 (without regard to the liability threshold referred to in clause 7.6) but only to the extent it is not otherwise recoverable under the Warranty Insurance;

10.1.8	any liability to taxation (as specified in paragraph (d) of the definition of “Relevant Taxation Claim” under the Tax Deed) arising as a result of the de-grouping of the Company from the Seller’s Group;

10.1.9	from a breach by the Seller and/or the Company (as may be relevant) of their obligations under Part 1 of Schedule 3;

10.1.10	any attempt by the Landlord to enforce any guarantee given prior to Completion by the Company in respect of the assignment of the Lease and the 54 Lisson Street Lease to The New Unique Broadcasting Company Limited;

10.1.11	from a breach by the Seller of Warranty number 2 in Part 1 of Schedule 4 relating to title to the Sale Shares;

10.1.12	from the existence of any share options granted prior to Completion including, but not limited to, the cost of acquiring such options prior to their exercise and/or the cost of acquiring any shares issued pursuant to such options and/or the diminution in value of the Sale Shares as a result of them not being the entire issued share capital of the Company following the exercise of any such options.

10.2	The Buyer undertakes to indemnify, and to keep indemnified, the Seller against all losses or liabilities (including, without limitation, any direct or indirect consequential losses, loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs but excluding any Tax liabilities) which may be suffered or incurred by the Seller or any member of its Group as a result of:

10.2.1	the performance by the Company or any member of its Group of the Commercial Agreements after Completion; or

10.2.2	any act or omission of the Company or any member of its Group after Completion giving rise to or contributing to any breach or frustration of any Commercial Agreements or any claim or demand in respect of the subject matter of any Commercial Agreements relating to the period after Completion.

10.3	Any payment made in respect of a claim under this clause 10 shall include

10.3.1	an amount in respect of all costs and expenses incurred by the relevant party or the Company in relation to the bringing of the claim (including a reasonable amount in respect of management time); and

10.3.2	any amount necessary to ensure that, after any Taxation of the payment, the party is left with the same amount it would have had if the payment was not subject to Taxation.

11.	INFORMATION TECHNOLOGY

11.1	To the extent that the Business had the benefit of any IT Systems or IT Contracts immediately prior to Completion, whether on an exclusive basis or jointly with other parts of the Seller’s Group, but which has not been included in Schedule 6 then the Seller agrees, as soon as is commercially practicable, that where the IT System was provided to or IT Contract beneficially held by the Business on an exclusive basis or substantially for its benefit, to use its reasonable commercial endeavours:

11.1.1	to assign or procure that such IT System and/or IT Contract shall be assigned from the relevant party in the Seller’s Group to the Company as soon as is commercially practicable as if it had been incorporated into that Schedule 6 from completion of the Hive Out save where the Seller is, using its reasonable commercial endeavours, unable to or is unable to procure that any benefits as well as any burdens under or in relation to such IT System or IT Contract are simultaneously assigned to the Company; or

11.1.2	to transfer or procure that such IT System and/or IT Contract shall be transferred from the relevant party in the Seller’s Group to the Company as soon as is commercially practicable as if it had been incorporated into that Schedule 6 from completion of the Hive Out save where the Seller or any relevant party in the Seller’s

Group is, using its reasonable commercial endeavours, unable to procure the consent to such transfer of any relevant third parties on reasonable commercial terms.
11.2	Where an IT System or IT Contract is transferred or assigned under clause 11.1, it is agreed by the parties that such title as the Seller or any company in the Seller’s Group has to such IT System or IT Contract shall be deemed to have been transferred or assigned at completion of the Hive Out.

11.3	For the purpose of this clause 11, the terms “IT System” and “IT Contract” shall be deemed to have the same meaning as that given at 21.1 of part 1 of Schedule 4 but omitting the words “and as listed in Schedule 6”.

12.	RESTRICTIONS

12.1	The Seller covenants with the Buyer that it shall not and shall procure that no member of its Group for the time being shall:

12.1.1	at any time during the period of 3 (three) years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date, carry on, be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried out at the Completion Date or the News Business; or

12.1.2	at any time during the period of 3 (three) years beginning with the Completion Date, deal in competition with the Company with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Business or the News Business; or

12.1.3	at any time during the period of 3 (three) years beginning with the Completion Date, in competition with the Company canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Business; or

12.1.4	at any time during the period of 3 (three) years beginning with the Completion Date:
12.1.4.1	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly engaged in an executive or managerial position with the Company; or

12.1.4.2	procure or facilitate the making of any such offer or attempt by any other person; or
12.1.5	at any time during a period of 3 (three) years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Business at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

12.2	The covenants in this clause 12 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Seller or any person Connected with it in any capacity and whether directly or indirectly, on its own behalf, on behalf of any other person or jointly with any other person.

12.3	Nothing in this clause 12 prevents any Seller or any person Connected with him from holding for investment purposes only:

12.3.1	any units of any authorised unit trust; or

12.3.2	not more than 1 per cent. of any class of shares or securities of any company traded on a Recognised Investment Exchange.

12.4	Each of the covenants in this clause 12 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 12. Each of the covenants in this clause 12 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

12.5	The parties agree that damages may not be an adequate remedy for any breach or threatened breach by the Seller of the covenants in this Clause 12 and that the Company and the Buyer shall (in addition to any other rights or remedies available to any of them) be entitled without proof of special damage to injunctive and other equitable remedy.

12.6	The consideration for the undertakings contained in this clause 12 is included in the Consideration.

12.7	The Buyer covenants with the Seller that it shall not (without the Seller’s written consent) and shall procure that none of its related companies nor the Company shall at any time after Completion directly or indirectly, whether itself, or by its employees or agents or otherwise carry on any trade or business with any person (other than the Seller’s Group) involved in any trade or business using the names “The Unique Broadcasting Company”, Unique Interactive, Unique, Gilmour Broadcasting, G-One, UBC Media, Oneword, Unique Digital or any name incorporating those names in a confusingly similar manner or any confusingly similar name.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	The Seller undertakes to the Buyer to keep confidential the terms of this agreement and all information which it has acquired about the Company and the Buyer and the Buyer’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.

13.2	The Buyer undertakes to the Seller to keep confidential the terms of this agreement and all information that it has acquired about the Seller and the Seller’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.

13.3	The Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

13.4	A party does not have to keep confidential or to restrict its use of:

13.4.1	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

13.4.2	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

13.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 13:

13.5.1	to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

13.5.2	with the written consent of all the other party; or

13.5.3	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement).

13.5.4	to the extent that the disclosure is required:
13.5.4.1	by law; or

13.5.4.2	by a regulatory body, Taxation Authority or securities exchange; or

13.5.4.3	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

13.5.4.4	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

13.5.4.5	to protect the disclosing party’s interest in any legal proceedings, but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.
13.6	Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

14.	FURTHER ASSURANCE

Each party shall (at its expense) promptly execute and deliver all such documents, and do all such things, as any other party may from time to time require for the purpose of giving full effect to the provisions of this agreement.

15.	ASSIGNMENT

15.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

15.2	Each party that has rights under this agreement is acting on its own behalf.

15.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group or to any person to whom it transfers all (but not some only) of the Sale Shares.

15.4	If there is an assignment pursuant to clause 15.3:

15.4.1	the Seller may discharge its obligations under this agreement to the assignor until they receive notice of the assignment; and

15.4.2	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

16.	WHOLE AGREEMENT

16.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

16.2	Nothing in this clause 16 operates to limit or exclude any liability for fraud.

17.	VARIATION AND WAIVER

17.1	Any variation of this agreement shall be in writing and signed by or on behalf of each party.

17.2	Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

17.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

17.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

17.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

18.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

19.	NOTICES AND SERVICE OF PROCEEDINGS

19.1	A notice given under this agreement:

19.1.1	shall be in writing (which shall not include electronic mail) in the English language;

19.1.2	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 19 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 19); and

19.1.3	shall be:
19.1.3.1	delivered personally; or

19.1.3.2	sent by fax; or

19.1.3.3	sent by pre-paid first-class post or recorded delivery; or

19.1.3.4	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.
19.2	The addresses for service of notice are:

19.2.1	SELLER
19.2.1.1	50 Lisson Street, London, NW1 5DF

19.2.1.2	for the attention of: Simon Cole

19.2.1.3	fax number: 0207 723 6132
19.2.2	BUYER
19.2.2.1	address: P.O. Box 442, 252 School Street, Howard, PA 16841

19.2.2.2	for the attention of: Scott E. Cody (COO and CFO)

19.2.2.3	fax number: 814-625-3556 (USA)
19.3	A notice is deemed to have been received:

19.3.1	if delivered personally, at the time of delivery; or

19.3.2	in the case of fax, at the time of transmission; or

19.3.3	in the case of pre-paid first class post or recorded delivery, five Business Days from the date of posting; or

19.3.4	in the case of airmail, ten Business Days from the date of posting; or

19.3.5	if deemed receipt under the previous paragraphs of this clause 19.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

19.4	To prove service of a notice, it is sufficient to prove on the balance of probabilities that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

20.	INTEREST ON LATE PAYMENT

20.1	Where a sum is required to be paid under this agreement (other than under the Tax Deed) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

20.2	The rate of interest applicable under clause 20.1 shall be 8% per annum above the base lending rate for the time being of Barclays Bank PLC. Interest shall accrue on a daily basis and be compounded quarterly.

20.3	This clause 20 is without prejudice to any claim for interest under the law.

21.	SEVERANCE

21.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

21.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

22.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) shall remain in full force after Completion.

23.	THIRD PARTY RIGHTS

23.1	Subject to clause 23.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

23.2	The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and shall be enforceable by them to the fullest extent permitted by law:

23.2.1	clause 6 (Warranties) and Schedule 4 (Warranties), subject to clause 7 (Limitations on Claims);

23.2.2	clause 10 (Indemnities);

23.2.3	clause 12 (Restrictions on the Seller);

23.2.4	clause 13 (Confidentiality and announcements); and

23.2.5	clause 20 (Interest on late payment).

23.3	Each party represents to the other that his respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

24.	SUCCESSORS

The rights and obligations of the Seller and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

25.	GUARANTEE

25.1	In consideration of the Seller entering into this Agreement and the sum of £1 (receipt of which is acknowledged) the Buyer’s Parent unconditionally guarantees to the Seller as principal obligor full, prompt and complete performance by the Buyer of all its obligations and covenants under this Agreement (as varied, extended or renewed from time to time), including the due and punctual payment of all sums payable now or in the future to the Seller by the Buyer and the performance of all covenants under this Agreement when and as they shall become due for payment or performance (as the case may be). Accordingly, the Buyer’s Parent undertakes to the Seller that if and each time that the Buyer shall be in default in the payment of any sum or the performance of any obligations under this Agreement the Buyer’s Parent shall on demand make good the default and pay all sums which may be payable and do all things required as if the Buyer’s Parent instead of the Buyer were expressed to be the primary obligor or covenantor.

25.2	The guarantee contained in clause 25.1 (the “Guarantee”) is a continuing guarantee and shall remain in force until all obligations and covenants of the Buyer under this Agreement have been discharged and performed in full.

25.3	The obligations of the Buyer’s Parent under the Guarantee shall not be affected by any act, omission, matter or thing which, but for this clause 25.3, might operate to release or otherwise exonerate the Buyer from these obligations or affect these obligations or covenants including:

25.3.1	any time or indulgence granted to or composition with the Buyer;

25.3.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect of enforce any right or remedies against the Buyer;

25.3.3	any legal limitation, disability, incapacity or other circumstances relation to the Buyer of any other person or any amendment to or variation of the terms of this Agreement or any other document or security; or

25.3.4	any irregularity, unenforceability of any obligations of the Buyer under this Agreement with the intent that the Buyer’s Parent’s obligations under the Guarantee shall remain in full force and the Guarantee shall be construed accordingly as if there were no such irregularity, unenforceability or invalidity.

25.4	The Buyer’s Parent waives any right it may have of first requiring the Seller to proceed against or enforce any guarantee or security of or claim payment from the Buyer.

26.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

27.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are and shall be governed by and construed in accordance with the law of England.

28.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

28.3	This agreement has been entered into as a Deed on the date stated at the beginning of it.

SCHEDULE 1
Particulars of the Company

SCHEDULE 2
Conditions
1.	Save in respect of the agreements with UTV Radio (GB) Limited, in the agreed form any third party consents necessary under the Commercial Agreements or otherwise, in particular in respect of any consents required as the result of a change of control and/or as a result of an assignment in respect of any such agreements.

2.	In terms reasonably satisfactory to the Buyer and to the extent required:

2.1	subject to paragraph 1, the valid assignment (in the agreed form) to the Company from the Seller’s Group of the Commercial Agreements;

2.2	the transfer of the contracts of employment of those employees specified in schedule 4 part 2 of the Hive Out Agreement so as that their employment is properly recorded as being with the Company;

2.3	the transfer to the Company of any other (to the extent there are any) material assets of the Business;

2.4	the approval of the Transaction by the Seller’s shareholders in general meeting;

2.5	since the date hereof there has been no loss of, nor amendment to, any of the Identified Station Contracts or otherwise as described in Warranty 13.5 of Part 1 of Schedule 4;

2.6	the Seller having complied in all material respects with all covenants under this agreement required to be complied with by the Seller on or before the date of Completion, to include those as set out in clause 5.4 and Schedule 3;

2.7	receipt of the Tax Opinion in which it is demonstrated that the tax losses available to the Buyer are at least £2,466,861;

2.8	the valid execution of the Hive Out Agreement prior to the approval of the Transaction by the Seller’s shareholders at the GM;

2.9	the valid completion of the Underlease (although the parties herein agree that the Buyer may confirm in writing to the Seller prior to the date of Completion that the Underlease is not required), the Licence to Assign (and for the avoidance of doubt such Licence to Assign shall not require the Company to enter into any authorised guarantee agreement as defined in the Landlord and Tenant (Covenants) Act 1995 section 28(1) with the Landlord in respect of the Lease and/or the 54 Lisson Street Lease) and the Licence to Underlet;

2.10	the valid execution of the restrictive covenants by Simon Cole in the agreed form;

2.11	a sales report prepared by the Seller in the week prior to Completion covering the four month period to include the month in which Completion occurs, the preceding month and the two months following; and

2.12	no material adverse change having occurred in the Business since the date of this Agreement with the exception of any anticipated or actual decrease in revenues of the Business.

3.	No person:

3.1	having commenced, or threatened in writing to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or materially interfering with the Transaction; or

3.2	having taken or threatened to take any action as a result of or in anticipation of the Transaction that would be inconsistent with any of the Warranties and would have a material adverse effect on the Company; or

3.3	having enacted any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company.

SCHEDULE 3
Completion
Part 1
Conduct between exchange and completion
1.	The Seller undertakes to procure that the Business shall be conducted in the manner provided in this Part of Schedule 3 from the date of this agreement to Completion.

2.	The Seller shall carry on the Business in the normal course consistent with past practice.

3.	The Seller (only to the extent to which it relates to the Business) and the Company shall not (other than specifically envisaged under this agreement or any of the agreed form documents):
(a)	dispose of any material assets used or required for the operation of the Business; or

(b)	allot or agree to allot any shares or other securities, repurchase, redeem or agree to repurchase or redeem any of its shares; or

(c)	pass any resolution other than as is required to facilitate the Transaction; or

(d)	enter into, modify or agree to terminate any Material Contract (as defined in paragraph 13 of Part 1 of Schedule 4); or

(e)	incur any capital expenditure on any individual item in excess of £1,000; or

(f)	borrow any sum; or

(g)	enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms; or

(h)	pay any dividend or make any other distribution of its assets; or

(i)	make, or agree to make, material alterations to the terms of employment (including benefits) of any of its directors, officers or Employees (as defined in Schedule 4); or

(j)	provide or agree to provide any benefit to any director, officer, employee or their dependants not provided for under existing contracts; or

(k)	dismiss any of its Employees (as defined in Schedule 4) or employ or engage (or offer to employ or engage) any person; or

(l)	create any Encumbrance over any of its assets or its undertaking; or

(m)	institute, settle or agree to settle any legal proceedings relating to the Business, except debt collection in the normal course of business; or

(n)	grant, modify, agree to terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights; or

(o)	pay any management charge to the Seller (other than in the ordinary course of business and Disclosed to the Buyer); or

(p)	incur any liability to the Seller, other than trading liabilities incurred in the normal course of business; or

(q)	enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council; or

(r)	except as otherwise agreed in writing with the Seller, vary the terms on which it holds the Property or settle any rent review; or

(s)	make any material change to the accounting procedures or principles by reference to which its accounts are drawn up.
4.	The Company may do anything falling within paragraph 3 of this Schedule 3 if the Buyer has given prior written consent.

5.	The Company shall maintain in force insurance policies:
(a)	that have limits of indemnity at least equal to; and

(b)	the other terms of which are no less favourable than,
those policies of insurance maintained by the Company on the date of this agreement.

6.	The Seller shall use all reasonable endeavours to maintain the trade and trade connections of the Company.

7.	The Seller shall give to the Buyer as soon as possible full details of any material change in the business, financial position or assets of the Company.

8.	The Seller shall not:
(a)	induce, or attempt to induce, any of the Employees of the Company (as defined in Schedule 4), whether directly or indirectly, to terminate their employment before the Completion Date; or

(b)	incur any liabilities to the Company, other than trading liabilities incurred in the normal course of business.
9.	No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:
(a)	to present or former directors, officers or employees of the Company; or

(b)	to the dependants of any of those people.
10.	The Seller shall, at the Buyer’s request and the Seller’s expense, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any Employee or Worker (as defined in paragraph 23 of Part 1 of Schedule 4) or any body of employees or their representatives in the period prior to the Completion Date.

11.	The Seller shall, at its own expense and subject to its obligations under the Data Protection Act 1998, give such assistance as the Buyer or its representatives may reasonably require to contest any claim by anyone employed or engaged by the Company prior to the Completion Date resulting from or in connection with this agreement to the extent that such claims relate to an act or omission of the Seller.

Part 2
What the Seller shall deliver to the Buyer at Completion
At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence:
(a)	a transfer of the Sale Shares executed by the registered holder in favour of the Buyer;

(b)	a share certificate for the Sale Shares in the name of the registered holder or an indemnity in such form as the Buyer may reasonably require for any lost certificates;

(c)	any waivers, consents or other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

(d)	an irrevocable power of attorney for 30 days (under which the Buyer shall procure that the Seller incurs no cost, demand, expense or liability) in agreed form given by the Seller in favour of the Buyer to enable the Buyer (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members of the Company;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this part of this Schedule has been executed;

(f)	in relation to the Company, the statutory registers and minute books (written up to the time of Completion), certificate of incorporation and any certificates of incorporation on change of name;

(g)	the written resignation, executed as a deed and in the agreed form, of the directors and secretary of the Company from their offices and employment with the Company, except for John Quinn, who is not resigning;

(h)	the written resignation of the auditors in the agreed form

(i)	signed copies of special resolutions of the Company in a form appropriate for filing at Companies House to:
(i)	change the name of the Company to Global Traffic Network (UK) Commercial Limited; and

(ii)	adopt new articles of association of the Company in the form the Buyer requires;
(j)	a copy of the new articles of association of the Company appropriate for filing at Companies House;

(k)	a certified copy of the minutes of the board meetings held pursuant to Part 3 of this Schedule 3;

(l)	all title deeds and other documents relating to the Property;

(m)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 14 of Part 1 of Schedule 4 (Transactions with the Seller) has been discharged;

(n)	originals and/or copies of counterparts of the executed agreed form Hive Out Agreement, Underlease, Loan Waiver Agreement and the Debt Exchange Agreement.

(o)	all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it:
(i)	a sealed discharge or release in the agreed form;

(ii)	if applicable, a sworn and completed Form 403a (declaration that part of the property or undertaking charged has been released from the charge); and

(iii)	a certified copy of a resolution by the Seller’s shareholders authorising the Transaction;
(p)	the Tax Opinion;

(q)	a certified copy of the Seller’s shareholders resolution approving the Transaction;

(r)	an executed copy of the restrictive covenants by Simon Cole in the agreed form together with an independent solicitor’s certificate confirming that Simon Cole has received independent legal advice in respect of the same; and

(s)	the Tax Deed.

Part 3
Matters for the board meetings at Completion
1.	The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in this Part 3 of this Schedule 3 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfer being stamped at the cost of the Buyer.

3.	A resolution to change the Company’s name from The Unique Broadcasting Company Limited to Global Traffic Network (UK) Commercial Limited shall be passed at such board meeting and a shareholder meeting shall be convened (or written resolution properly executed) at which an appropriate special resolution shall be passed.

4.	All directors, the secretary and auditors of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting, except for John Quinn.

5.	The persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the Company’s articles of association). The appointments shall take effect at the end of the board meeting.

6.	The Buyer’s Accountants shall be appointed as the auditors of the Company with effect from the end of the relevant board meeting.

7.	The address of the registered office of the Company shall be changed to an address specified by the Buyer

8.	The accounting reference date of the Company shall be changed to 30 June.

SCHEDULE 4
Warranties
Part 1
General warranties
1.	POWER TO SELL THE COMPANY

1.1	The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1	any agreement or instrument to which the Seller is a party or by which the Seller is bound; or

1.3.2	any order, judgment, decree or other restriction applicable to the Seller.

2.	SHARES IN THE COMPANY

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances.

2.4	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6	The Company does not:

2.6.1	hold or beneficially own, or has agreed to acquire, any securities of any corporation; or

2.6.2	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

2.6.3	has, outside its country of incorporation, any branch or permanent establishment; or

2.6.4	has allotted or issued any securities that are convertible into shares.

2.7	The Company has not at any time:

2.7.1	purchased, redeemed or repaid any of its own share capital; or

2.7.2	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Act 1985) as would fall within sections 151 to 158 (inclusive) of the Companies Act 1985.

2.8	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are so annexed or incorporated.

3.2	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3	All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to the Registrar of Companies in England and Wales have been correctly made up and filed or, as the case may be, delivered.

4.	INFORMATION

4.1	All written information provided by the Seller and its advisers to the Buyer and its advisers in the course of negotiations which is reproduced at document 2 of the Disclosure Bundle was true and accurate as at the date provided.

4.2	The particulars relating to the Company in Schedule 1 are accurate and not misleading.

4.3	The Disclosed documents are true and complete copies of the originals.

5.	COMPLIANCE WITH LAWS

The Company currently conducts and has at all previous times conducted its business in accordance with all applicable laws and regulations.

6.	LICENCES AND CONSENTS

6.1	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	There is no reason of which the Seller is aware why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.	INSURANCE

7.1	Full details of the insurance policies maintained by or on behalf of or for the benefit of the Company are accurately set out in the Disclosure Letter.

7.2	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.3	So far as the Seller is aware, all the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	POWER OF ATTORNEY

8.1	There are no powers of attorney in force given by the Company.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

9.	DISPUTES AND INVESTIGATIONS

9.1	Neither the Company nor any person in respect of whom the Company is vicariously liable:

9.1.1	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

9.1.2	is, so far as the Seller is aware, the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2	No director of the Company is, to the extent that it relates to the business of the Company engaged in or subject to any of the matters mentioned in paragraph 9.1 of this Schedule 4.

9.3	So far as the Seller is aware no such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of this Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.4	So far as the Seller is aware the Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	DEFECTIVE SERVICES

10.1	No proceedings have been notified and so far as the Seller is aware there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable so far as the Seller is aware and no dispute exists between the Company and any of its customers or clients.

11.	CUSTOMERS AND SUPPLIERS

11.1	In the 12 months ending with the date of this agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

11.1.1	the loss of any of its customers or suppliers; or

11.1.2	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

11.1.3	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2	So far as the Seller is aware, no one or more of the things mentioned in paragraph 11.1 of this Schedule 4 is likely to happen to the extent that the business of the Company will be materially affected in an adverse manner as a direct result of the parties entering into this Transaction.

11.3	In respect of the sales reports prepared by the Seller, that all sales reports prepared since 7 May 2008:

11.3.1	have been Disclosed;

11.3.2	have been prepared on the same basis and in a reasonable and consistent manner with the sale reports produced by the Seller in the 12 months prior to 7 May 2008; and

11.3.3	at the time that they were produced were in all material respects accurate and not misleading.

12.	COMPETITION

12.1	The definition in this paragraph applies in this agreement.

“Competition Law”: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

12.3	The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

12.4	No such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of this Schedule 4 have been threatened or are pending and so far as the Seller is aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

12.5	The Company is not the subject of any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.6	The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

13.	CONTRACTS

13.1	The definitions in this paragraph apply in this agreement.

“Material Contract”: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company, including but not limited to the Commercial Agreements.

13.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

13.2.1	is a Material Contract; or

13.2.2	is not in the ordinary and usual course of business of the Company; or

13.2.3	may be terminated as a result of any Change of Control of the Company; or

13.2.4	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

13.2.5	involves agency or distributorship; or

13.2.6	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

13.2.7	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

13.2.8	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £1,000 per annum; or

13.2.9	requires the Company to pay any commission, finder’s fee, royalty or the like; or

13.2.10	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

13.2.11	is not on arm’s length terms; or

13.2.12	provides for the exclusive provision of goods or services; or

13.2.13	provides a customer or client with the right to a level of service or pricing that is equal or preferential to the level granted to other customer or clients of the Company.

13.3	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:

13.3.1	no other party to a Material Contract has defaulted under or breached such a contract; and

13.3.2	no such default or breach by the Company, or any other party has been threatened.

13.4	No notice of termination of a Material Contract has been received or served by the Company and, so far as the Seller is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.5	Since the date hereof there has been no loss of, or any amendment to:

13.5.1	any of the Identified Station Contracts; and

13.5.2	any other contracts which in aggregate provide more than 5 per cent. of current audience delivery to the Business as measured by Radio Joint Audience Research.

13.6	The agreements pursuant to which the Company provides content to radio stations in exchange for free advertising spots (“Spots”), including the annexes, appendices and schedules thereto, accurately set forth the number and timing of Spots that the Company has the right to receive, and that the Company actually receive, in each case pursuant to such agreement and all such agreements have been Disclosed.

13.7	The Retained Contracts (as such term is defined in the Hive Out Agreement) represent all of the contracts used in the Business and that all of the terms of the Retained Contracts, whether in writing or otherwise, have been Disclosed.

13.8	Neither the Company nor the Seller have received notice, either written or oral, from any of the advertising customers that are material to the Business that such customer intends to cease being a customer of the Business.

14.	TRANSACTIONS WITH THE SELLER

14.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the Seller or any person Connected with it.

14.2	The Seller nor any persons Connected with it, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Seller or any person Connected with it would otherwise be entitled.

15.	FINANCE AND GUARANTEES

15.1	Other than trade credit in the ordinary course of business, full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

15.2	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

15.3	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

15.3.1	in the memorandum and articles of association of the Company; or

15.3.2	in any debenture or other deed or document binding on the Company.

15.4	The Company does not have any outstanding loan capital, and has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

15.5	The Company has not:

15.5.1	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

15.5.2	knowingly waived any right of set-off it may have against any third party.

15.6	All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this agreement been realised or so far as the Sellers is aware will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

15.7	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

15.8	The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.9	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.10	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.11	A Change of Control of the Company will not result in:

15.11.1	termination of or a material effect on any financial agreement or arrangement to which the Company is a party or subject; or

15.11.2	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.	INSOLVENCY

16.1	The Company:

16.1.1	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

16.1.2	has not stopped paying its debts as they fall due.

16.2	No step has been taken to initiate any process by or under which:

16.2.1	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

16.2.2	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

16.2.3	a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company’s creditors; or

16.2.4	the holder of a charge over the Company’s assets is appointed to control the business and assets of the Company.

16.3	In relation to the Company:

16.3.1	no administrator has been appointed;

16.3.2	no documents have been filed with the court for the appointment of an administrator; and

16.3.3	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.5	No distress, execution or other process has been levied on an asset of the Company.

17.	ASSETS

17.1	The Company is the full legal and beneficial owner of and has good and marketable title to all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets owned by the Company except for those disposed of since the Accounts Date in the normal course of business.

17.2	None of the assets shown in the Accounts, acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3	The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company except for those Disclosed as being in the possession of a third party in the normal course of business.

17.4	None of the assets, undertakings or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

17.5	The assets of the Company comprise all of the assets necessary for the continuation of the Business in substantially the same manner in which such business has been carried on by the Seller’s Group as at the Accounts Date and as at Completion.

18.	CONDITION OF PLANT AND EQUIPMENT

18.1	The machinery and equipment used in connection with the Business:

18.1.1	are in good working order and have been regularly and properly maintained;

18.1.2	at Completion are capable of doing the work for which they were designed; and

18.1.3	so far as the Seller is aware, are not surplus to the current requirements of the Business.

19.	ENVIRONMENT AND HEALTH AND SAFETY

19.1	The definitions in this paragraph apply in this agreement.

“Environment”: the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

“Environmental Laws”: all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the Environment, including Part IIA of the Environmental Protection Act 1990 and any regulations and guidance made or issued thereunder.

“Environmental and Health and Safety Matters”: all matters relating to:

19.1.1	pollution or contamination of the Environment;

19.1.2	the presence, existence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

19.1.3	the exposure of any person to any Hazardous Substances or Waste;

19.1.4	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

19.1.5	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

19.1.6	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

“Environmental and Health and Safety Permits”: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Environmental Laws or Health and Safety Laws for the operation of the Business or in relation to the Property.

“Harm”: harm to the Environment, and in the case of man any physical harm including harm caused to any of his senses and any neurological harm or harm to his property.

“Hazardous Substances”: any material, substances or organisms which, alone or in combination with others, are capable of causing Harm, including without limitation radioactive substances and asbestos containing materials.

“Health and Safety Laws”: all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the health and safety of any person, including the Health and Safety at Work etc. Act 1974, the Control of Asbestos at Work Regulations 2002 and the Construction (Design and Management) Regulations 1994.

“Waste”: any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

19.2	The Company has obtained and has at all times complied with all Environmental and Health and Safety Permits, all Environmental and Health and Safety Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation, non-renewal of or inability to transfer any Environmental and Health and Safety Permits.

19.3	The Company has at all times complied with all Environmental Laws and Health and Safety Laws and there are no facts or circumstances which may lead to any breach of or liability under any Environmental Laws or Health and Safety Laws.

19.4	All information provided by or on behalf of the Company to any relevant enforcement authority and all records and data required to be maintained by the Company under the provisions of any Environmental Laws or Health and Safety Laws are complete and accurate.

19.5	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, the Property.

19.6	There are and have been no landfills, underground storage tanks or mining operations, uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by Environmental Laws or otherwise) present or carried out at, on or under any of the Property or within 200 metres of any of the Property. There are no polychlorinated biphenyls or asbestos-containing materials at, on or under any of the Property.

19.7	There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, or any of its directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Property or for any breach or alleged breach of any Environmental and Health and Safety Permits, Environmental Laws or Health and Safety Laws and there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company received any notice, communication or information alleging any liability in relation to any Environmental and Health and Safety Matters or that any works are required.

19.8	The Company has not received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive and the relevant local authority, with regard to any breach or alleged breach of any Environmental Laws or Health and Safety Laws.

19.9	The Company has not any actual or potential liability under any Environmental Laws or Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

19.10	The Company has employers’ liability and public liability insurance cover in respect of the Business and the Property. No claims have been made or are contemplated by the Seller’s Group under any such insurance cover.

19.11	Copies of all:

19.11.1	current Environmental and Health and Safety Permits;

19.11.2	environmental and health and safety policy statements;

19.11.3	reports in respect of environmental and health and safety audits, investigations or other assessments;

19.11.4	records of accidents, illnesses and reportable diseases;

19.11.5	assessments of substances hazardous to health;

19.11.6	correspondence between the Company and any relevant enforcement authority; and

19.11.7	copies or details of all waste disposal contracts

relating to the Business or any of the Property have been Disclosed and all such statements, reports, investigations, assessments, records, correspondence and other information are complete and accurate and are not misleading.

19.12	The Company has not given or received any warranties or indemnities in respect of, does not have any insurance in respect of, and has not otherwise attempted to apportion any liabilities, duties or obligations that arise under Environmental Laws or Health and Safety Laws.

19.13	The Company either has no obligations under the Producer Responsibility Obligations (Packaging Waste) Regulations 2005 to recycle or recover packaging or participate in any scheme or other arrangement for the recycling or recovery of packaging, or has fully complied with all such obligations and full details of those obligations have been Disclosed.

20.	INTELLECTUAL PROPERTY

20.1	The definition in this paragraph applies in this agreement.

“Intellectual Property Rights”: patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

20.2	Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 6 respectively of all registered Intellectual Property Rights (including applications for such rights) and unregistered Intellectual Property Rights owned, used or held for use by the Company that are material to the continued operations of the Business.

20.3	Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 6 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which:

20.3.1	save on standard or shrink wrap terms the Company uses or exploits Intellectual Property Rights owned by any third party; or

20.3.2	the Company has licensed or agreed to license to a third party Intellectual Property Rights to, or otherwise permitted the use of any of its Intellectual Property Rights by, any third party.

20.4	Except as set out in Part 3 and Part 4 of Schedule 6, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6, free from all Encumbrances.

20.5	No Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 6 are essential in order for the Company to carry on the Business.

20.6	The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6 are valid, subsisting and enforceable and so far as the Seller is aware nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting and enforceable. In particular:

20.6.1	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

20.6.2	all confidential information (including know how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information) details of which are set out in the Disclosure Letter;

20.6.3	there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.7	Nothing is required to be done by the Company within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Business which are registered or the subject of an application for registration.

20.8	So far as the Seller is aware there has been no infringement by any third party of any Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6 nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the Business, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

20.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 6:

20.9.1	are valid and binding;

20.9.2	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

20.9.3	as regards the Company are not the subject of any claim, dispute or proceeding, pending or threatened; and

20.9.4	have, where required to have been by the Company, been duly recorded or registered.

20.10	A Change of Control of the Company will not result in the termination of or materially affect any of the Intellectual Property Rights set out in Schedule 6.

20.11	So far as the Seller is aware, the activities of the Company in relation to the Business and of any licensee of Intellectual Property Rights granted by the Company:

20.11.1	have not infringed and do not infringe the Intellectual Property Rights of any third party; or

20.11.2	have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; or

20.11.3	have not given and do not give rise to any obligation to pay any royalty, fee compensation or any other sum whatsoever in respect of the Intellectual Property Rights.

21.	INFORMATION TECHNOLOGY

21.1	The definitions in this paragraph apply in this agreement.

“IT System”: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company in respect of the Business and as listed in Schedule 6.

“IT Contracts”: all arrangements and agreements under which any third party (including without limitation any person Connected with any Seller and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements and as listed in Schedule 6.

21.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 7.

21.3	Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them to use the IT System.

21.4	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

21.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

21.6	None of the IT Contracts is liable to be terminated or otherwise materially affected by a Change of Control of the Company, and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

21.7	The elements of the IT System:

21.7.1	have not been materially defective or materially failed to function during the last twelve months;

21.7.2	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements.

21.8	The Company has implemented appropriate procedures, including in relation to off-site working where applicable, for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

21.9	The Company has in place a disaster recovery plan which is fully documented and would enable the business of the Company to continue if there was significant damage to or destruction of some or all of the IT System.

21.10	The IT System and the IT Contracts are all that are required for the operation of the Business.

22.	DATA PROTECTION

22.1	The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

22.1.1	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

22.1.2	have paid all fees payable in respect of such notifications;

22.1.3	the contents of such notifications are complete and accurate; and

22.1.4	there has been no unauthorised disclosure of personal data outside the terms of such notifications.

22.2	No personal data have been transferred outside the European Economic Area.

22.3	The Company has:

22.3.1	complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998;

22.3.2	satisfied any requests for access to personal data subject to paragraph 22.3.1 of this Schedule 4;

22.3.3	established the procedures necessary to ensure continued compliance with such legislation; and

22.3.4	complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company by the seventh principle as mentioned above.

22.4	The Company has not received any:

22.4.1	notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

22.4.2	claim for compensation for loss or unauthorised disclosure of data; or

22.4.3	notification of an application for rectification or erasure of personal data,

and the Seller is not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.5	The Company is not relying on the transitional exemptions for manual data under Schedule 8 of the Data Protection Act 1998.

22.6	The Company has complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

23.	EMPLOYMENT

23.1	The definitions in this paragraph apply in this agreement.

“Employment Legislation”: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

“Employee”: the individuals specifically listed in the Disclosure Letter who are employed by the Company under a contract of employment.

“Worker”: the individuals specifically listed in the Disclosure Letter who personally perform work for the Company but who are not in business on their own account or in a client/customer relationship.

23.2	The name of each person who is a Director is set out in Schedule 1.

23.3	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

23.3.1	the company which employs or engages them;

23.3.2	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants whether now or in the future);

23.3.3	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

23.3.4	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

23.3.5	the type of contract (whether full or part-time or other);

23.3.6	their date of birth;

23.3.7	any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

23.3.8	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

23.4	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

23.4.1	the company which engages them;

23.4.2	the remuneration of each individual (including any benefits and privileges provided or which the Company is bound to provide) to them or their dependants, whether now or in the future;

23.4.3	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and the details of any previous renewals;

23.4.4	any country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

23.4.5	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

23.5	The contracts of employment and service agreements for all Employees of the Company comply with the provisions and requirements of Section 1 of the Employment Rights Act 1996.

23.6	The Company does not operate a retirement age (contractual or otherwise) for any of the Employees which is below age 65.

23.7	The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption, parental or other leave or absent due to ill-health or for any other reason.

23.8	No notice to terminate the contract of employment of any Employee or Worker (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

23.8.1	the Company and any of its current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

23.8.2	the Company and any current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

23.9	No procedure is pending or ongoing in respect of any Employee pursuant to the Employment Act 2002 (Dispute Resolution) Regulations 2004 or any such contractual procedure operated by the Company.

23.10	No dispute under any Employment Legislation or otherwise is outstanding between the Company and any applicant for employment which relates to or arises from their application for employment with the Company.

23.11	No dispute with transferee or transferor employers or previous employee claims arising under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 is outstanding in respect of the Company.

23.12	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

23.13	No Employee of the Company is required to have a work permit in order to perform his duties in full.

23.14	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.15	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or Employees of the Company to terminate their employment or receive any payment or other benefit.

23.16	All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months ´ notice without compensation (other than compensation under the Employment Rights Act 1996).

23.17	All contracts between the Company and their Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

23.18	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

23.19	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.

23.20	The Company has not incurred any actual or known contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

23.21	The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

23.22	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

23.23	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and so far as the Seller is aware there is nothing likely to give rise to such a dispute or claim.

23.24	No subject access requests made to the Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding and the Company has complied in all material respects with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their Employees, Workers, and former Employees and Workers.

23.25	No material change has been made nor agreed to be made by the Company in the terms of employment of any of its Directors or Employees in the last 12 months. In particular there have been no changes to the terms and conditions of employment of any Employee who may still enjoy the protection conferred on them by the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 where such changes were made in connection with such a relevant transfer.

23.26	Save as set out in the Disclosure Letter there has been no transfer of an undertaking pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

23.27	The Company has not nor will transfer or agree to transfer any Employee or Worker from working for the Company, or induce any Employee or Worker to resign their employment with the Company without the prior written consent of the Buyer.

23.28	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.29	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker other than reviews of salary and benefits in the ordinary course of business.

23.30	The Disclosure Letter includes true, complete and accurate:

23.30.1	copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers;

23.30.2	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

23.31	In respect of each Employee and Worker, the Company has:

23.31.1	performed all obligations and duties it is required to perform (and settled all outstanding claims) and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

23.31.2	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

23.31.3	maintained adequate, suitable and up to date records.

23.32	Part 7 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to any shares in the Company.

23.33	The Employees comprise all of the Employees necessary for the continuation of the Business in substantially the same manner in which such business has been carried on by the Seller’s Group as at the Accounts Date and as at Completion.

24.	PROPERTY

24.1	The definitions in this paragraph apply in this agreement.

“Current Use”: the use for the Property as set out in Schedule 8.

“Lease”: the lease under which 50 Lisson Street, London and other land has been held up to Completion dated 3 May 2006 and made between Clearvalley Properties Limited (1) and The Unique Broadcasting Company Limited (2).

“Previously-owned Land and Buildings”: land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by it but pursuant to a different lease, licence, transfer or conveyance.

“Planning Acts”: the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004.

“Property”: the leasehold property held under the 54 Lisson Street Lease and the Lease and reference to the Property shall mean to the whole or any part of it.

“Statutory Agreement”: an agreement or undertaking entered into under section 18 of the Public Health Act 1936; section 52 of the Town and Country Planning Act 1971; section 33 of the Local Government (Miscellaneous Provisions) Act 1982; section 106 of the Town and Country Planning Act 1990; section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.

“Underlet Property” the leasehold property to be held under the Underlease as set out in Schedule 8.

24.2	The particulars of the Underlet Property and the Property set out in Schedule 8 are true, complete and accurate.

24.3	The Property is the only land and buildings owned, used or occupied by the Company.

24.4	The Company does not have any rights or interest in any land or buildings other than the Property.

24.5	So far as the Seller is aware, neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

24.6	So far as the Seller is aware, neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has given any guarantee or indemnity for any liability relating to the Property, any Previously-owned Land and Buildings or any other land or buildings.

24.7	All written replies given by or on behalf of the Seller in response to any written enquiries raised by or on behalf of the Buyer in relation to the Property and/or the Underlet Property were complete and accurate at the date they were given.

24.8	The company will on Completion be solely, legally and beneficially entitled and will have a good title to the Underlet Property.

24.9	The Company is in possession of the whole of all the Underlet Property on an exclusive basis and no right of occupation or enjoyment has been acquired and the Company has not granted (so far as the Seller is aware) or agreed to grant any right of occupation or enjoyment in respect of the Underlet Property to any third party.

24.10	The Seller has in its possession and control and has disclosed copies of all the title deeds and documents necessary to prove good title to the Underlet Property.

24.11	All the documents of title to be delivered to the Buyer on the Completion Date shall be original documents.

24.12	There are no insurance policies relating to any issue of title affecting the Underlet Property.

24.13	In relation to the Lease, so far as the Seller is aware the Landlord and the Company has observed and performed in all material respects all covenants and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

24.14	In relation to the Property, all principal rent and additional rent and all other sums payable by the Company under the Lease and 54 Lisson Street Lease (“Lease Sums”) have been paid as and when they became due and no Lease Sums have been:

24.14.1	set off or withheld; or

24.14.2	commuted, waived or paid in advance of the due date for payment.

24.15	So far as the Seller is aware no collateral assurances, undertakings or concessions have been made by any party to the Lease.

24.16	The Property is free from:

24.16.1	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating); and

24.16.2	any agreement for sale, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

24.17	The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges and the charges payable pursuant to the Underlease and all outgoings have been paid when due and none are disputed.

24.18	The Seller is not aware of any covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Underlet Property which are of an onerous or unusual nature, or which conflict with the Current Use of the Underlet Property.

24.19	So far as the Seller is aware, all covenants, restrictions, stipulations and other encumbrances affecting the Property have been fully observed and performed and no notice of any alleged breach has been received by the Company (or its predecessors in title).

24.20	Save for as provided in the Underlease and the Lease the Seller is not aware of any circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Underlet Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of the Underlet Property.

24.21	All of the Property is actively used by the Company in connection with the Business.

24.22	So far as the Seller is aware no claim or liability (contingent or otherwise) under the Planning Acts in respect of the Property, or any Statutory Agreement affecting the Property, are outstanding, nor is the Property the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Property, and the Seller is not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

24.23	So far as the Seller is aware, all planning permissions, orders and regulations issued under the Planning Acts, and all building regulations, consents and byelaws for the time being in force have been fully complied with in relation to the Property.

24.24	The Underlet Property:

24.24.1	has had a fire risk assessment undertaken in relation to it pursuant to The Regulatory Reform (Fire Safety) Order 2005, such assessment remains valid and the recommendations and requirements therein have been and remain fully implemented, and a complete copy of the assessment is at the Property, and no alterations or improvements have been made, or are proposed, to the Property which would require a new fire risk assessment to be undertaken; or

24.24.2	does not require a fire risk assessment to be undertaken in respect of it.

24.25	So far as the Seller is aware the Company has complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Property and its Current Use, including (without limitation) all requirements under the Property Statutes.

24.26	The Underlet Property is in good state of repair and condition and fit for the current use.

24.27	So far as the Seller is aware the building in which the Underlet Property is situate has not suffered from any of the following which are having a material adverse effect on the Underlet Property:

24.27.1	flooding;

24.27.2	subsidence;

24.27.3	heave

24.27.4	landslip;

24.27.5	mining activities;

24.27.6	structural defects;

24.27.7	defects in the drains and services from time to time serving the Property; or

24.27.8	dry rot, rising damp and any infestation.

24.28	The Company has not received any adverse report from any engineer, surveyor or other professional relating to the Underlet Property since May 2006.

24.29	So far as the Seller is aware, no notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Property, the Current Use of the Property or any machinery, plant or equipment in them, and the Seller is not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

24.30	There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Property and the Seller neither expects, nor is aware of, any circumstances that may give rise to any such dispute after the date of this agreement.

25.	ACCOUNTS

25.1	The Accounts have been prepared in accordance with UK GAAP.

25.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the United Kingdom and the auditors ´ report(s) required to be annexed to the Accounts is unqualified.

25.3	The Accounts:

25.3.1	make proper provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

25.3.2	do not overstate the value of current or fixed assets; and

25.3.3	do not understate any liabilities (whether actual or contingent).

25.4	The Accounts show a true and fair view of the commitments and financial position and affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the financial year ended on that date.

25.5	The Accounts contain proper provision for Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date.

25.6	The Accounts are not affected by any unusual or non-recurring items.

25.7	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

25.8	The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods without any change in accounting policies used.

25.9	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and truly and fairly represent in all material aspects the assets and liabilities and the profits and losses of the Company as at and to the date and period for which they have been prepared.

26.	FINANCIAL AND OTHER RECORDS

26.1	All financial and other records of the Company:

26.1.1	have been properly prepared and maintained;

26.1.2	constitute an accurate record of all matters required by law to appear in them;

26.1.3	do not contain any material inaccuracies or discrepancies; and

26.1.4	are in the possession of the Company.

26.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

26.3	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

26.4	All deeds and documents belonging to the Company are in the possession of the Company.

27.	CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

27.1.1	the Company has conducted its business in the normal course and as a going concern;

27.1.2	there has been no material adverse change in the turnover, financial position or prospects of the Company;

27.1.3	the Company has not issued or agreed to issue any share or loan capital;

27.1.4	no dividend or other distribution of profits or assets has been, or has been agreed to be, declared, made or paid by the Company;

27.1.5	the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £5,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of £5,000; and

27.1.6	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting or as may be required for the purposes of this Transaction.

28.	EFFECT OF SALE ON SALE SHARES

The sale of the Sale Shares by the Seller will not:

28.1.1	so far as the Seller is aware, cause the Company to lose the benefit of any right or privilege it presently enjoys; or

28.1.2	relieve any person of any contractual obligation to the Company or enable any person to determine any such obligation enjoyed by the Company; or

28.1.3	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

28.1.4	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

28.1.5	result in any customer or supplier being entitled to cease dealing with the Company or to reduce materially its existing level of business or to change the terms on which it deals with the Company; or

28.1.6	so far as the Seller is aware, result in any officer or senior Employee leaving the Company; or

28.1.7	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

28.1.8	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

28.1.9	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

28.1.10	result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

28.1.11	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.

29.	RETIREMENT BENEFITS

29.1	In this paragraph 28 these definitions apply:

29.1.1	the “Scheme” means the money purchase pension scheme with Standard Life nominated by the Company;

29.1.2	“Pension Arrangement” means an agreement or arrangement for the payment of or contribution towards any Benefits;

29.1.3	“Benefits” means pensions, allowances, lump sums or other like benefits payable on or after termination of service or retirement or on death;

29.1.4	“Employees” means the Company’s employees and directors.

29.2	Other than the Scheme there is no Pension Arrangement in operation for the benefit of any of the Employees or for the benefit of any dependants of Employees and no assurance has been given to any of the Employees about the introduction of any Pension Arrangement.

29.3	Details of the Scheme have been given to the Buyer in the form of copies of the booklets or other explanatory literature issued to the Employees.

29.4	There is no obligation to provide benefits under, or make contributions to, the Scheme except as revealed in the documents provided to the Buyer.

29.5	There are no claims outstanding, pending or threatened (including a complaint to the Pension Ombudsman) against the administrator of the Scheme or against the Seller or the Company in connection with the Scheme.

30.	REPRESENTATIONS GIVEN AND AGREED IN THE LETTER OF INTENT

30.1	The Identified Station Contracts are valid and binding written agreements and the Business has valid and binding agreements to obtain reports from UBC Media Group plc and to obtain traffic information and reports from TrafficLink Limited (the Identified Station Contracts and the agreements with UBC Media Group plc and Traffic Link Limited are collectively referred to as the “Identified Commercial Agreements”).

30.2	None of the Identified Station Contracts provide the radio group subject thereto with the right to cancel, terminate or modify such Identified Station Contract prior to its scheduled expiration date, other than (i) under standard change of control clauses that permit termination only on ‘reasonable’ grounds, (ii) upon a breach of the applicable Identified Station Contract by the Business and delivery of notice of such breach, or (iii) with respect Bauer, upon reasonable notice in the absence of a scheduled contract expiration date.

30.3	The Transaction would not permit cancellation, termination or modification under the change of control clause of any Identified Station Contract and there has been no breach of any of the Identified Station Contracts giving the other contracting party the right to cancel, terminate or modify such Identified Station Contract.

30.4	All of the Identified Commercial Agreements (i) are on normal commercial terms and contain all such rights as might be reasonably expected in relation to an industry standard contract of this nature; (ii) were entered into on an arm’s length basis; and (iii) do not provide for any payment or obligation to any party other than the other contracting party, and in that case, purely commission payments in relation to the Business.

30.5	The existing terms of the Identified Commercial Agreements do not provide for any material increase in the expenses for financial periods commencing on or after 1 April 2008 which would be inconsistent with the level of expenses used in calculating the net profit for the accounting period ended 31 March 2008.

30.6	The existing terms of the Identified Station Contract do not provide that the number of advertising spots may decrease by more than 5%.

30.7	Neither the Seller nor the Company have received any notice or other communication (in writing or otherwise) regarding (i) any actual, threatened or possible termination of a Identified Station Contract (including without limitation any election or intention not to renew such Identified Station Contract), or (ii) any actual, threatened or possible modification of the material terms of any Identified Station Contract.

Part 2
Tax Warranties
1.	Accounts, returns and information

1.1	The Accounts make proper provision for all Taxation for which the Company was at the Accounts Date or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, realised, entered into, paid or made on or occurred before the Accounts Date and proper provision was made therein for deferred taxation in accordance with generally accepted accounting principles.

1.2	All returns, computations and payments which should have been made by the Company for any taxation purpose have been made within the requisite periods and are up-to-date, materially correct and on a proper basis.

1.3	The Company has preserved or maintained all records which it is required to preserve or maintain for any Taxation purpose and is in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation insofar as it depends on any act, omission, event or transaction occurring or treated for any Taxation purpose as occurring on or before Completion.

1.4	The Company has not within the past six years paid or become liable to pay, and so far as the Seller is aware there are no circumstances by reason of which it is likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the TMA 1970 or VATA or otherwise.

1.5	The Seller is not aware of any circumstance which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Taxation Authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company (whether as to its status as an unquoted company or as a trading company or as a member of any group) under or for the purpose of any provision of any legislation relating to taxation.

1.6	All clearances obtained by the Company have been properly obtained and all information supplied to HM Revenue and Customs or other appropriate authority in connection with such clearances was complete and accurate in all respects and any transaction for which such clearance was obtained has been carried out in accordance only with the terms of the relevant clearance and the application on which the clearance was based.

1.7	No Taxation Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation) in relation to the Company’s affairs, whether in respect of benefits provided by the Company to its officers or employees, or in relation to the valuation of stocks or in respect of any administrative or other matter whatsoever.

1.8	The Company has fully complied with its obligations under Part 7 Finance Act 2004 (Disclosure of Tax Avoidance Schemes). There are set out in the Disclosure Letter full details of any disclosures made by any Group Company (or a promoter in respect of arrangements involving a Group Company) under those rules together with any reference number supplied to a Group Company (or a promoter) by HM Revenue & Customs.

2.	Employees, payment of tax and withholdings

2.1	The Company has duly deducted and accounted for all amounts which it has been obliged to deduct or withhold in respect of taxation and, in particular, has properly operated the PAYE system, by deducting tax, as required by law, from all payments made, or treated as made, to its employees or former employees (including, for the avoidance of doubt, any sums payable in respect of benefits provided), and has accounted to HM Revenue and Customs for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees.

2.2	The Company is not liable to pay or make reimbursement or indemnity in respect of any Taxation (or amounts corresponding thereto) in consequence of the failure by any person (not being a company in the Group) to discharge that Taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur wholly prior to Completion.

2.3	The Company is not and has never been a “large company” within the meaning of regulation 3 of the Corporation Tax (Instalment Payments) Regulations 1998 (Statutory Instrument 1998/3175).

3.	Share schemes

3.1	In respect of each acquisition of securities within Chapter 2 of Part 7, ITEPA (Restricted Securities), an election has been made under section 431 ITEPA in respect of all securities and there is Disclosed full details of any liability to employment income which has arisen as a result of that election.

3.2	The Company has not entered into any agreement to which the provisions of Chapter 3 of Part 7 (Convertible securities) to Chapter 4 (Post Acquisition benefits from Securities) (inclusive) of ITEPA have applied.

3.3	There have been Disclosed in the Disclosure Letter all securities options granted or purported to have been granted by the Company to an employee or by any other company to an employee by reason of his employment with the Company under:

3.3.1	any scheme approved under Chapter 6 (Approved Share Incentive Plans), Chapter 7 (Approved SAYE Option Schemes), and/or Chapter 8 (Approved Company Share Option Plan Schemes) of Part 7 of ITEPA; or

3.3.2	any other share scheme or arrangement under Chapter 5 (Securities and Options) and/or Chapter 9 (Enterprise Management Incentives) of Part 7 of ITEPA.

3.4	Each securities option granted is in compliance with the requirements of the relevant legislation and any applicable scheme rules.

3.5	The Company is not nor has been a party to any agreement under which any person has a right to acquire securities in the Company other than by reason of his employment.

3.6	The Company has not established, lent or contributed to:

3.6.1	a qualifying employees’ share ownership trust as defined in Schedule 4 Finance Act 1989 (Employee Share Ownership Trusts); or

3.6.2	any other trust empowered to acquire by subscription, purchase or otherwise, any shares in any company.

3.7	The Company has complied fully with its obligations under the provisions of Section 421J ITEPA and Section 85 of the Finance Act 1988.

3.8	The Company has obtained full corporation tax relief under Schedule 23 of Finance Act 2003 (Corporation Tax Relief for Employee Share Acquisition) for each and every (if any):

3.8.1	acquisition of shares in that company; and

3.8.2	option to acquire shares in that company; and

so far as the Seller is aware, the corporation tax relief will not be reduced or restricted in any way.

3.9	No restriction under Schedule 24 of Finance Act 2003 (Restriction on deductions for employee benefit contributions) has or so far as the Seller is aware could apply to any corporation tax deduction claimed or to be claimed for any accounting periods which have commenced on or before Completion by the Company in respect of any employee benefit contributions made or to be made on or before Completion.

3.10	The Company has entered into an arrangement under paragraphs 3A or 3B Schedule 1 to the Social Security Contributions and Benefits Act 1992 in respect of every securities option granted by reason of employment with the Company and the Disclosure Letter at item 3 of the Tax Warranties disclosures Discloses all such arrangements.

3.11	The Company has established all necessary mechanisms for the retrieval of, collection and payment of Secondary Class 1 National Insurance Contributions in accordance with such arrangements authorised by paragraph 3B Schedule 1 to the Social Security Contributions and Benefits Act 1992.

4.	Distributions, payments and share capital

4.1	Since the Accounts Date the Company has not paid or declared any dividend nor has it made any payment which is (or is treated as) a distribution for Taxation purposes.

4.2	The Company has not at any time issued any share capital as paid up otherwise than by the receipt of new consideration after repaying any share capital, as mentioned in Section 210 of the Taxes Act.

4.3	The Company has not been concerned with or in any distribution for the purposes of Sections 213 to 218 of the Taxes Act (demerger).

5.	Loan relationships, foreign exchange etc

5.1	Each amount in relation to which the Company is a debtor or creditor and is reflected in the Accounts or is existing at the date hereof constitutes a loan relationship of the Company within the meaning of the Finance Act 1996 and no such loan relationship has an unallowable purpose as defined in paragraph 13 of Schedule 9 to the Finance Act 1996.

5.2	No Taxation liability or non-trading deficit would arise from any loan relationship of the Company as a result of any debt under such loan relationship being settled in full or in part at the Completion Date.

5.3	In relation to each of its loan relationships, the Company operates and has operated an accruals basis of accounting authorised under Section 85 Finance Act 1996.

5.4	No interest or other amount treated as a debit (including imputed interest under Sections 770 to 773 of the Taxes Act) in relation to any loan relationship remains unpaid and each such debit can be deducted in computing the taxable profits of the Company.

5.5	The Company is not and never has been a party to any interest rate contract or option, or currency contract or option which is or may become a qualifying contract as described in Chapter 2 Part 3 of and Schedule 23 to the Finance Act 2002.

6.	Close company provisions

6.1	The Company is not, and at all times during the six years ended on the Accounting Date never has been, a close company as defined in Sections 414 and 415 of the Taxes Act.

6.2	The Company is not a participator in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to Section 13 of the TCGA.

7.	Group transactions
The Company has not at any time:-
7.1	acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in Section 170 of the TCGA;

7.2	entered into or been otherwise involved in any transaction to which Section 774 of the Taxes Act applies;

7.3	surrendered or claimed or agreed or arranged to surrender or claim (and prior to Completion will not surrender or claim or agree to arrange to surrender or claim) any amount by way of group relief pursuant to Sections 402 to 413 (inclusive) of the Taxes Act and has not made or received and is not liable to make or entitled to receive a payment for such group relief which has not been made or received as at Completion;

7.4	joined in the making of any election pursuant to Section 247 of the Taxes Act or made any payment without deduction of income tax in circumstances such that income tax ought to have been deducted;

7.5	been a party to any such reconstruction as is described in Section 343 of the Taxes Act;

7.6	acquired an asset as trading stock from a member of the same group where the asset did not form part of the trading stock of any trade carried on by the other member, as mentioned in Section 173(1) of the TCGA, or disposed of an asset which formed part of the trading stock of any trade carried on by the Company to another member of the same group which acquired the asset otherwise than as trading stock of a trade carried on by the other member, as mentioned in Section 173(2) of the TCGA;

7.7	been, and so far as the Seller is aware there are no circumstances by virtue of which the Company could be, assessed or charged to corporation tax by virtue of the provisions of Section 190 of the TCGA and the Company is not entitled to recover or liable to have recovered from it any sums paid pursuant to any of that section;

7.8	entered into an election under Section 179A of the TCGA to assume liability for a profit or gain originally accruing to another company; or

7.9	ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue to the Company by virtue of Section 179 of the TCGA and neither the execution of this Agreement nor Completion will result in any profit or gain being deemed to accrue to the Company pursuant to Section 179 of the TCGA.

8.	General

8.1	So far as the Seller is aware there are no circumstances under which the Company is or could become liable under Sections 767A or 767AA of the Taxes Act to pay any amount in respect of any Taxation liability of another company.

8.2	The Company has not given or been required to give any security for Taxation.

9.	Chargeable gains

9.1	If each of the capital assets of the Company was disposed of for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts no liability to corporation tax on chargeable gains would arise (and for this purpose there shall be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under Section 38 of the TCGA).

9.2	Neither the Company nor any other person has made any claim for relief under Sections 152-160, Section 175 or Section 179B of the TCGA (“roll-over reliefs”) or any other claim which affects or could affect the amount of the chargeable gains or allowable losses which would, but for such claim, arise on a disposal by the Company of any of its assets.

9.3	No debt (other than a debt on a security) owed to the Company would on its disposal give rise to a liability to taxation by reason of Section 251 of the TCGA (disposals otherwise than as original creditor).

10.	Capital allowances

10.1	No balancing charge under the Capital Allowances Act 2001 (or other legislation relating to any capital allowances) would be made on the Company on the disposal of any asset, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether or not a balancing charge would arise on a disposal of any other of those assets), on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for each of the assets.

10.2	The Company has not made any election under Chapter 9 of Part 2 of the Capital Allowances Act 2001 nor is it taken to have made any such election under Section 89(4) of the Capital Allowances Act 2001.

10.3	The Company has not obtained any capital allowances under Chapter 14 of Part 2 of the Capital Allowances Act 2001 (fixtures).

10.4	The Company does not own any asset which is, or is capable of being a long-life asset as defined in Chapter 10 of Part 2 of the Capital Allowances Act 2001.

11.	Value Added Tax — General

11.1	The Company:-

11.1.1	is duly registered and is a taxable person for the purposes of value added tax;

11.1.2	has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

11.1.3	maintains complete, materially correct and up-to-date records for the purposes of all legislation relating to value added tax and is not subject to any condition imposed by HM Revenue and Customs under paragraph 6 of Schedule 11 VATA;

11.1.4	is not in arrears with any payment or returns under legislation relating to value added tax, or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision;

11.1.5	has not been required by HM Revenue and Customs to give security under paragraph 4 of Schedule 11 VATA; and

11.1.6	has not applied for treatment as a member of a group for value added tax purposes under Section 43 VATA.

11.2	All supplies of goods and services made by the Company are taxable supplies for the purposes of VATA and the Company has not been denied credit for any input tax by reason of the operation of Section 26 VATA.

11.3	All goods or services supplied to the Company, or goods imported by the Company, in respect of which the Company has claimed credit for input tax under Section 25 VATA, are used or intended to be used wholly for the purposes of the Company’s business.

11.4	No supplies of relevant services have been made to the Company to which Section 8 VATA applied.

11.5	The Company is not, and has not agreed to become, an agent, manager or factor for the purposes of Section 47 VATA of any person who is not resident in the United Kingdom or the VAT representative of any such person for the purposes of Section 48 VATA.

11.6	The Disclosure Letter contains full particulars of any claim for bad debt relief made by the Company under Section 36 VATA.

11.7	The Disclosure Letter contains full particulars of any asset in respect of which Part XV of the Value Added Tax Regulations 1995 (Statutory Instrument 1995/2518) (capital goods scheme) applies.

11.8	The Company has never disposed of or acquired any business or assets in the circumstances mentioned in Section 49 VATA or Article 5 of the Value Added Tax (Special Provisions) Order 1995.

11.9	The Company has fully complied with its obligations under Schedule 11A VATA 1994 (Disclosure of Avoidance Schemes).

12.	Value Added Tax — Property transactions

12.1	The Company has not made any election under paragraph 2(1) of Schedule 10 to the VATA.

12.2	The Company has not incurred any liability under the provisions of paragraph 6 of Schedule 10 to the VATA.

12.3	The Company has not been involved in arrangements falling within paragraphs 2(3AA) or 3A of Schedule 10 to the VATA.

13.	Intangible Fixed Assets

13.1	If any of the intangible fixed assets of the Company were disposed of at book value no credits or debits would arise under Schedule 29 Finance Act 2002 (Gains and losses of a company from intangible assets).

13.2	The Company has not made and is not entitled to make any claim to have the cost for Taxation purposes of any intangible fixed asset reduced by reference to the proceeds of realisation of any other intangible fixed asset whether owned by the Company or any other person.

13.3	The Company has not recognised a gain in respect of negative goodwill for the purposes of paragraph 16, Schedule 29 Finance Act 2002.

13.4	Neither the signing of this agreement nor Completion will result in any profit or gain being deemed to accrue to the Company under paragraph 58, Schedule 29 of the Finance Act 2002 (De-grouping).

13.5	The Company has not entered into nor will, on or before Completion, enter into an election under paragraph 66, Schedule 29 of the Finance Act 2002 (Reallocation of de-grouping charge within group).

13.6	The Company is not liable to Taxation under paragraph 68, Schedule 29 of the Finance Act 2002 (Recovery of charge from another Group Company or controlling director).

13.7	The Company has not sold or agreed to sell any patent rights for a capital sum (which would be chargeable to income) under section 587 of ITTOIA (charge to tax on income from sales of patent rights).

13.8	The Company has drawn up its accounts in accordance with generally accepted accounting practice and has brought into account for Taxation purposes debits under paragraphs 8 (Expenditure written off as it is incurred) or 9 (Writing down on accounting basis) of Schedule 29 Finance Act 2002.

14.	Stamp Duty, Stamp Duty Reserve Tax and Stamp Duty Land Tax

14.1	The Company has duly paid all stamp duty, stamp duty land tax and all stamp duty reserve tax for which it is or has at any time been liable and the Company is not liable to pay any penalty, interest or fine in respect of stamp duty or stamp duty reserve tax or to forfeiture of any relief from any such duty, penalty, interest or fine and so far as the Seller is aware there are no circumstances including execution, substantial performance of any contract for a land transaction and performance of this agreement which may result in the Company becoming liable to any such penalty, interest or fine or to any such forfeiture.

14.2	Where required the Company has obtained all necessary adjudication in respect of each and every exemption or relief from stamp duty, stamp duty reserve tax, or stamp duty land tax.

14.3	All documents in the possession or under the control of the Company or to the production of which the Company is entitled which are necessary to establish the title of the Company to any asset and which, in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

14.4	Within the three years ending on the date of this agreement the Company has not been associated for the purposes of paragraph 1 of Schedule 7 to the Finance Act 2003 or Section 42 of the Finance Act 1930 (group relief) or section 151 Finance Act 1995 (Lease: associated bodies) with any other company (other than the Company) which has been a party to any transaction for which any claim for relief or exemption under those sections has been made by the Company.

14.5	Within the three years ending on the date of this agreement the Company has not had control of, or been under the control of or under the same control as, any other company which has been a party to any transaction for which any claim for relief or exemption has been made by the Company under Section 75 to the Finance Act 1986 or Paragraphs 7 and 8 of Schedule 7 to the Finance Act 2003 (Reconstruction Relief and Acquisition Relief). For the purposes of this warranty “control” has the meaning given in section 416 of the Taxes Act.

14.6	No contract for a land transaction has been entered into and substantially performed, but not yet completed, without the required payment of stamp duty land tax.

14.7	The Company has not entered into a contract for a land transaction on which there will be an outstanding balance of stamp duty land tax to pay on completion of the land transaction.

14.8	The Company has not entered into a contract for a land transaction which is within section 45 Finance Act 2003 (contract and conveyance: effect of transfer of rights).

14.9	A land transaction return (as defined by section 76 Finance Act 2003), has been promptly and correctly filed with HM Revenue and Customs in respect of all notifiable land transactions.

14.10	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company before Completion in respect of which the Vendors are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

14.11	The Company has not entered into any transaction to which Schedule 19 to the Finance Act 2003 applies or could apply.

14.12	The Company has complied in all material respects with the provisions of Part IV of the Finance Act 1986 (stamp duty reserve tax) and any regulations made thereunder.

15.	Residence and offshore interests

15.1	The Company is and has at all times been resident in the United Kingdom for the purposes of all Taxation Statutes and has not at any time been resident outside the United Kingdom for the purposes of any Taxation Statute or any double taxation arrangements.

15.2	The Company is not, and has never been, a dual-resident investing company within the meaning of Section 404 of the Taxes Act.

15.3	The Company has not at any time entered into any transaction falling within Section 765 of the Taxes Act or failed to comply with the requirements of Section 765A of the Taxes Act.

15.4	The Company has not at any time been subject to Taxation in any jurisdiction outside the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in Section 148 of the Finance Act 2003) outside the United Kingdom.

15.5	No assessment in respect of a chargeable gain on the disposal of any asset of the Company situated outside the United Kingdom or of overseas income which is temporarily or permanently incapable of remittance to the United Kingdom has been postponed under the provisions of Section 279 of the TCGA (foreign assets: delayed remittances) or Section 584 of the Taxes Act (relief for unremittable overseas income — corporation tax).

15.6	The Company does not own and has not at any time owned a material interest in an offshore fund which is or has at any material time been a non-qualifying offshore fund within the meaning of Section 760 of the Taxes Act.

15.7	The Company does not own and has not at any time owned any interest in a controlled foreign company within the meaning of Chapter IV of Part XVII of the Taxes Act.

15.8	The Company is not assessable and has not at any time been assessed to tax under Section 126 of the Finance Act 1995.

16.	Anti-avoidance

16.1	The Company has not been and is not now a party to any transaction or arrangement containing steps inserted without any commercial or business purpose and designed partly or wholly to avoid partly or wholly a liability to Taxation.

16.2	So far as the Seller is aware the Company has not in the six years ended on the date of this agreement carried out or been engaged in any transaction or arrangement in respect of which there may be substituted for the actual consideration given or received by the Company a different consideration for any Taxation purposes.

16.3	The Company has not been a party to any notifiable arrangements or notifiable proposals within the meaning of section 306 Finance Act 2004 (and relevant regulations) and the Company has not been a party to any designated scheme or notifiable scheme within the meaning of schedule 11A to the VATA.

SCHEDULE 5
Commercial Agreements

SCHEDULE 6
Intellectual Property Rights

SCHEDULE 7
Information Technology

SCHEDULE 8
Particulars of Underlet Property
Leasehold Property

SCHEDULE 9
Basis for preparation of the Completion Accounts

SCHEDULE 10
The Retention

EXECUTED as a DEED by	)
UBC MEDIA GROUP PLC	)
acting by one director	)	/s/ Simon Cole
in the presence of:		Director

Witness signature: /s/ A. McArthur
Witness name: A. McArthur
Witness occupation: Production Designer
Address:

EXECUTED as a DEED by	)
GLOBAL TRAFFIC NETWORK (UK) LIMITED	)
acting by one director	)	/s/ William L. Yde III
in the presence of:		Director

Witness signature: /s/ Justine Yde
Witness name: Justine Yde
Witness occupation:
Address:

EXECUTED as a DEED by	)
GLOBAL TRAFFIC NETWORK, INC.	)
acting by one director	)	/s/ William L. Yde III
in the presence of:		Director

Witness signature: /s/ Justine Yde
Witness name: Justine Yde
Witness occupation:
Address: